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Exhibit 10(z)

STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of January 17, 2008, by and among Regis Corporation ("Regis"), Trade Secret, Inc., a wholly-owned subsidiary of Regis ("Buyer"), Cameron Capital Investments Inc. ("Seller"), Cameron Capital Inc. (the "Company"), Stephen Powell (an officer of the Company) ("Powell") (with respect to Articles II, V.1, VII and IX and Sections 4.1, 4.7, 4.8 and 8.2(f) only, as provided therein), Mackenzie Limited Partnership (an entity under the control and direction of Duncan Robinson, an officer of the Company) ("Mackenzie") (with respect to Articles II, V.2, VII and IX and Sections 4.1, 4.7, 4.8 and 8.2(f) only, as provided therein), and Cameron Capital Corporation ("CCC") (with respect to Articles VII and IX and Section 8.2(i) only, as provided therein).

        WHEREAS, Seller owns 14,758 Class A Shares of the issued and outstanding Capital Stock of the Company, and Powell and Mackenzie each own 500 Class B non-voting Shares of the issued and outstanding Capital Stock of the Company (all of such shares representing all of the issued and outstanding Capital Stock of the Company, and collectively referred to herein as the "Shares");

        WHEREAS, the Company owns, directly or indirectly, all of the issued and outstanding Capital Stock of Cameron Capital I Inc. ("CC1") (other than Capital Stock of CC1 owned by Buyer), BeautyFirst, Inc. ("BeautyFirst") (other than the Outside BF Interests (as defined herein)) and PureBeauty, Inc. ("PureBeauty"); and

        WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from Seller, Powell and Mackenzie, and Seller, Powell and Mackenzie desire to sell to Buyer, all of the Shares; and

        WHEREAS, to induce Buyer to enter into this Agreement, the Seller, Powell and Mackenzie are entering into this Agreement and making their agreements as set forth herein.

        NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

        1.1    Definitions.    For the purposes of this Agreement, the following terms have the meanings set forth below:

        "Accounting Firm" has the meaning set forth in Section 2.4(c).

        "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such "control" will be presumed if any Person owns 10% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

        "Affiliated Group" means any affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company or any of its Subsidiaries is or has been a member.

        "Applicable Rate" means the prime rate of interest as published from time to time in The Wall Street Journal.

        "Buyer Parties" means Regis and its Affiliates (including, after the Closing, the Company and its Subsidiaries, but excluding Seller and its Affiliates) and their respective stockholders, officers, directors, employees, agents, partners, members, representatives, successors and assigns.

        "Buyout Adjustment Amount" means the aggregate of the Buyout Payments, provided that, where the amount of any such payment or cost (or portion thereof) is deductible for Tax purposes, such amount (or portion thereof) shall be multiplied by 0.6.

        "Buyout Payments" means the amounts paid to the holders of Outside BF Interests for the purchase or repurchase of Capital Stock of BeautyFirst and the repurchase or cancellation of Options with respect to BeautyFirst, whether before, at or after Closing, together with any Losses incurred by Buyer Parties after Closing in causing BeautyFirst to become a wholly-owned Subsidiary (including costs and expenses incurred in effecting a "squeeze-out" merger if necessary and any amounts payable under the BeautyFirst stockholders agreement).

        "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation and any and all ownership interests in a Person (other than a corporation), including membership interests, partnership interests, joint venture interests and beneficial interests, and any and all warrants, options or rights to purchase any of the foregoing.

        "CC Newco" means a newly incorporated Delaware corporation that will be party to, among other things, the Consulting Agreement.

        "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

        "Closing" has the meaning set forth in Section 2.2(a).

        "Closing Date" has the meaning set forth in Section 2.2(a).

        "Closing Statement" has the meaning set forth in Section 2.5(b).

        "Code" means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

        "Company Transaction" has the meaning set forth in Section 4.8.

        "Confidential Information" means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that relates to the business, products, services or research or development of the Company or its Subsidiaries or their respective suppliers, distributors, customers, independent contractors or other business relations. Confidential Information includes the following: (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures); (ii) identities of, individual requirements of, specific contractual arrangements with, and other confidential or proprietary information about, the Company's or any of its Subsidiaries' suppliers, distributors, customers, independent contractors or other business relations and their confidential or proprietary information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; and (iv) inventions, innovations, improvements, developments, designs, analyses, software architectures, drawings, reports and all similar or related information (whether or not patentable and whether or not reduced to practice).

        "Consulting Agreement" has the meaning set forth in Section 3.1(i).

        "Encumbrance" means any lien, charge, security interest, community property interest, claim, pledge, Tax, option, warrant, right, contract, call, commitment, equity, demand, proxy, voting agreement, restriction on transfer (other than restrictions on transfer under the Securities Act and applicable state securities laws) or other encumbrance or restriction of any kind.

        "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety, exposure to hazardous substances or materials, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of, or exposure to, any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, radiation or radon, each as amended and as now or hereafter in effect.

        "Escrow Agent" means LaSalle National Bank of Chicago.

        "Escrow Agreement" means the escrow agreement substantially in the form of Exhibit A attached hereto.

        "Escrow Amount" means an amount equal to $1,000,000.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Excluded Subsidiaries" means Cameron Capital Marketing Inc. and Cameron Capital Technologies Inc.

        "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

        "Governmental Approvals" has the meaning set forth in Section 3.1(c).

        "Guaranty" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the ordinary course of collection), or guaranties of the payment of dividends or other distributions upon the shares of any other Person.

        "Harris Bank Agreements" means the credit agreement dated as of June 28, 2007 among BeautyFirst, the lenders from time to time parties thereto and Harris N.A. as administrative agent, and the related security documents, in each case in the form provided to Buyer.

        "Headquarter Cost" means the liabilities, costs and expenses of any nature relating to the closure of or cessation or reduction of operations at the Headquarter Facility, in the case of any such liabilities, costs or expenses which are deductible for Tax purposes, multiplied by 0.6. Without limiting the generality of the foregoing, Headquarter Cost shall include the cost (i) to terminate or settle obligations under the lease(s) for such facility (including any penalties, liquidated damages and repayment of forgivable loans), (ii) to terminate all contracts relating to matters or operations at the Headquarter Facility, (iii) for related legal, consulting and advisory fees, (iv) to relocate or dispose of the equipment and other assets located there (net of any net proceeds of disposition of such equipment or assets that is received after Closing and any Tax benefit (without duplication of any 40% adjustment above in this definition) from the write-down or liquidation of such equipment or assets), and (v) to operate or maintain the facility from and after the date that is 75 days after delivery of a notice pursuant to Section 2.4(a) (which operation and maintenance costs include, without limitation, rent, taxes, insurance, security and maintenance services, utilities and all other costs and expenses).

        "Headquarter Cost Statement" has the meaning set forth in Section 2.4(e).

        "Headquarter Facility" means the BeautyFirst corporate headquarters facility located at 10610 East 26th Circle North, Wichita, Kansas 67226.

        "Headquarter Severance" means all liabilities, costs and expenses of any nature with respect to termination and severance to any Headquarter Staff if they are terminated at any time within one year after Closing (but in each case only in the amounts determined under the agreements, plans and programs in place as of Closing), including legal disputes raised by them with respect to such severance, in the case of any such costs or expenses which are deductible for Tax purposes, multiplied by 0.6.

        "Headquarter Staff" means all employees or consultants of the Company or its Subsidiaries whose principal location of employment or work is the Headquarter Facility as of the Closing, including but not limited to the individuals listed on the attached Headquarter Staff Schedule.

        "Indebtedness" means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances, including (in the case of the Company and its Subsidiaries) all notes, advances, payables and other inter-company obligations to Seller or any of its Affiliates (other than the Company and its Subsidiaries) but excluding any such obligations of the Company or its Subsidiaries to the Buyer Parties and any such obligations under forgivable loans in relation to the Headquarters Facility, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, excluding any such obligations of the Company or its Subsidiaries to the Buyer Parties and any such obligations under forgivable loans in relation to the Headquarters Facility, (iii) all obligations in respect of letters of credit and bankers' acceptances issued for the account of such Person, (iv) all obligations arising from cash/book overdrafts, (v) all obligations arising from deferred compensation arrangements and all obligations under severance plans, bonus plans or similar arrangements payable as a result of the consummation of the sale of the Shares to Buyer hereunder, (vi) all Guaranties of such Person in connection with any of the foregoing, (vii) all capital lease obligations, (viii) all unpaid Taxes for periods prior to the Closing Date (other than commodity or sales taxes in relation to current accounts payable and property, social security, unemployment, disability, payroll or employee or other withholding Taxes, in each case that are not in arrears (nor paid later than in past general practice) and were accrued in the ordinary course), (ix) all indebtedness for the deferred purchase price of property or services with respect to which the Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business which are not past due), (x) all trade payables that are either (A) not incurred in the ordinary course of business, or (B) past due as of the Closing (based on the due date specified in the original invoice thereof, or if no due date is specified in the invoice or no invoice exists, then based on past custom and practice), (xi) any amounts incurred by Buyer Parties as a prepayment or termination penalty under the Harris Bank Agreements in connection with the payoff and termination of such Harris Bank Agreements, and (xii) all accrued interest, prepayment premiums or penalties related to any of the foregoing.

        "Indebtedness Addback" means, for the Company and its Subsidiaries, without duplication, the sum of: (i) the amount of cash held by the Company and its Subsidiaries as of Closing (other than cash held at the store level, which shall be maintained at customary levels); plus (ii) the aggregate amount, if any, of excess inventory bought by the Company and its Subsidiaries between the date of this Agreement and Closing and pre-approved in writing by Buyer to be treated as "excess inventory" for purposes hereof, less any amount of such inventory sold prior to Closing; plus (iii) refunds received after Closing in respect of amounts on account of federal and state income Tax for pre-Closing periods (as long as the refund is of an amount actually paid prior to Closing); plus (iv) any refund received after Closing of the amount deposited prior to Closing with the State of California in respect of sales tax; plus (v) refunds of previously paid insurance premiums, or portions thereof, received by the Buyer Parties after Closing as a result of cancellation or termination of existing insurance policies of the Company and its Subsidiaries (but the parties agree Buyer Parties have no obligation to cancel or terminate such policies); plus (vi) an amount for outside vendor costs for the Dierbergs store not to exceed $29,368.08 plus any additional amounts related thereto supported by invoices; plus (vii) design fees paid to Innersalon in respect of the Northern California Trade Secret Stores, not to exceed $9,300.00; plus (viii) an amount equal to $16,044.00 in respect of the sale of Wella color product to Regis. A schedule listing, where possible, anticipated or known amounts of the foregoing items is attached hereto as the Indebtedness Addback Schedule.

        "Indebtedness Excess" means (A) $0, if the estimated amount of Indebtedness as of Closing less the estimated Indebtedness Addback as of Closing does not exceed $5,000,000, and (B) if the estimated amount of Indebtedness as of Closing less the estimated Indebtedness Addback as of Closing exceeds $5,000,000, the amount by which the estimated Indebtedness as of Closing less the estimated Indebtedness Addback as of Closing exceeds $5,000,000. The estimate of Indebtedness and Indebtedness Addback for the foregoing purposes shall be made in good faith by the Seller and Buyer at least two (2) days prior to Closing.

        "Indemnitee" has the meaning set forth in Section 8.2(d).

        "Indemnitor" has the meaning set forth in Section 8.2(d).

        "Insurance Policies" has the meaning set forth in Section 5.18.

        "Intellectual Property Rights" means any and all legally recognizable intellectual and industrial proprietary rights and rights in confidential information of every kind and description anywhere in the world, including without limitation (i) patents and patent applications, (ii) Internet domain names, trademarks, service marks, trade dress, trade names, slogans, logos and corporate names (and all translations, adaptations, derivations and combinations of the foregoing), and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works, and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software (including source code and executable code), data, databases and all documentation related to any of the foregoing, (vi) trade secrets and other confidential information (including ideas, formulas, recipes, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, methods of doing business, research and development information, software development methodologies, drawings, specifications, software architectures, designs, plans, proposals, technical data, copyrightable works, non-public data and databases, financial and marketing plans and customer and supplier lists and information, (vii) all other intellectual property rights, and (viii) copies and tangible embodiments of any of the foregoing (in whatever form of medium).

        "Investment" as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including limited liability company interests, partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

        "knowledge of the Company" or "Company's knowledge" or similar phrase means the actual knowledge of Steven Hudson, Powell, Troy Biggs, Chris Parmentier and Duncan Robinson, after making reasonable inquiry with respect to the particular matter in question.

        "Latest Balance Sheet" has the meaning set forth in Section 5.5(c).

        "Leased Real Property" and "Leased Realty" have the respective meanings set forth in Section 5.10(b).

        "Lien" means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security interest, community property interest, security agreement or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

        "Losses" means any loss, liability, demand, claim, action, cause of action, cost, damage, royalty, deficiency, penalty, Tax, fine or expense, whether or not arising out of third-party claims (including interest, penalties, reasonable attorneys' fees and expenses and all reasonable amounts paid in investigation or defense, and all amounts paid in settlement, of any of the foregoing).

        "Material Adverse Effect" means a material and adverse effect or development upon the business, operations, assets, liabilities, financial condition, operating results, cash flow or employee, customer or supplier relations of the Company and its Subsidiaries taken as a whole.

        "Notice of Disagreement" has the meaning set forth in Sections 2.4(e) and 2.5(b), respectively.

        "Options" shall mean all options, warrants, plans, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments to issue, sell or otherwise cause to become outstanding any Capital Stock, whether or not vested or exercisable in accordance with their terms and conditions.

        "Other Holder Purchase Price" means the sum of $550,000 payable to Powell for his Shares, and $550,000 payable to Mackenzie for its Shares, pursuant to Article II.

        "Outside BF Interests" means (i) all outstanding Options with respect to BeautyFirst, and (ii) all Capital Stock of BeautyFirst that is not owned by CC1.

        "Permitted Liens" means (i) Liens that are set forth on the Permitted Liens Schedule attached hereto, (ii) Liens for Taxes not delinquent or the validity of which are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established on the Company's financial statements in accordance with GAAP consistently applied, (iii) statutory landlord's, mechanic's, carrier's, workmen's, repairmen's or other similar Liens arising or incurred in the ordinary course of business for amounts which are not due and payable and which would not, individually or in the aggregate, have a Material Adverse Effect, (iv) Liens arising from zoning ordinances which are not material to the Company's or its Subsidiaries' business as currently conducted thereon, (v) Liens in favour of Regis or its Affiliates, or (vi) Liens pursuant to the Harris Bank Agreements.

        "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether foreign, federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

        "Plan" has the meaning set forth in Section 5.17(a).

        "Pre-Closing Shutdown Liability" means all liabilities, costs and expenses of any nature outstanding at Closing or incurred after Closing (i) with respect to stores of the Company or its Subsidiaries that have been closed at any time prior to Closing, including but not limited to the cost to terminate or settle the leases for such stores and terminate all contracts with respect to such stores, all related legal, consulting and advisory fees, and all costs to relocate or dispose of the equipment and other assets located at such stores (net of any net proceeds of disposition of such equipment or assets that is received after Closing and any Tax benefit (without duplication of any 40% adjustment below in this definition), and (ii) relating to the termination of employment of Pat Neville, Tara Denman and Daniel Greenberg, including but not limited to the cost of severance, accrued vacation and related legal disputes, in the case of both (i) and (ii) where any such liabilities, costs or expenses are deductible for Tax purposes, the amount thereof shall be multiplied by 0.6. For the avoidance of doubt, such closed stores include the stores previously located in Woodridge, IL (BeautyFirst), Aurora, IL (BeautyFirst), Algonquin, IL (PureBeauty) and Las Vegas, NV (PureBeauty).

        "Pre-Closing Straddle Taxes" has the meaning set forth in Section 8.9(c).

        "Pre-Closing Tax Period" has the meaning set forth in Section 8.9(a).

        "Preliminary Headquarter Cost Statement" has the meaning set forth in Section 2.4(c).

        "Purchase Price" has the meaning set forth in Section 2.3(a).

        "Realty Leases" has the meaning set forth in Section 5.10(b).

        "Securities Act" means the Securities Act of 1933, as amended, or any similar federal law then in force.

        "Seller Parties" means (i) during the period prior to Closing, each of Seller, Powell, Mackenzie, CCC, the Company, CC1, BeautyFirst and PureBeauty, and (ii) from and after Closing, the Seller, Powell, Mackenzie and CCC.

        "Seller Group Members" has the meaning set forth in Section 8.2(b).

        "Specified Representations and Warranties" has the meaning set forth in Section 8.2(g).

        "Straddle Tax Return" has the meaning set forth in Section 8.9(c).

        "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which (i) if a corporation, at least 50% of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association, joint venture or other business entity, at least 25% of the partnership, joint venture or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

        "Tax" means any (i) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing whether disputed or not; (ii) liability of the Company or any of its Subsidiaries for the payment of any amounts of the type described in clause (i) above arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) liability of the Company or any of its Subsidiaries for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

        "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

ARTICLE II
PURCHASE AND SALE OF THE SHARES

        2.1    Basic Transaction.

        (a)   On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Buyer, 14,758 Shares, free and clear of all Encumbrances.

        (b)   On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase from Powell, and Powell shall sell, convey, assign, transfer and deliver to Buyer, 500 Shares, free and clear of all Encumbrances.

        (c)   On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase from Mackenzie, and Mackenzie shall sell, convey, assign, transfer and deliver to Buyer, 500 Shares, free and clear of all Encumbrances.

        2.2    Closing Transactions.

        (a)    Closing.    The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Bell, Boyd & Lloyd LLP located at 70 West Madison Street, Chicago, Illinois, or at such other place as is mutually agreeable to Buyer and the Seller, at 10:00 a.m. local time on February 20, 2008 (or such other date agreed by the Seller and the Buyer), or, if any of the conditions to Closing set forth in Article III have not been satisfied or waived by the party entitled to the benefit thereof on or prior to such date, on the second business day following satisfaction or waiver of such conditions (the "Closing Date").

        (b)    Closing Deliveries.    At the Closing:

          (i)    Buyer shall pay to Seller the Purchase Price, less the Escrow Amount, less the Other Holder Purchase Price, less the amount of the Indebtedness Excess, if any, by wire transfer of immediately available funds to the account designated in writing by Seller to the Buyer;

          (ii)   Buyer shall pay to Powell his portion of the Other Holder Purchase Price, and shall pay to Mackenzie its portion of the Other Holder Purchase Price, by wire transfer of immediately available funds to the account designated in writing by Powell and Mackenzie, as applicable, to the Buyer;

          (iii)  Buyer shall deliver the Escrow Amount to the Escrow Agent for deposit into an escrow account established pursuant to the terms of the Escrow Agreement. The Escrow Amount shall be available to satisfy amounts owing to the Buyer Parties pursuant to Section 8.2 as provided therein and in the Escrow Agreement;

          (iv)  Buyer shall, if and as directed by the Seller, pay the Buyout Payments so directed by Seller to holders of Outside BF Interests as provided in Section 2.6.

          (v)   Each of Seller, Powell and Mackenzie shall deliver to Buyer the certificate(s) representing the Shares held by him or it, duly endorsed in blank or accompanied by duly executed stock power(s), with appropriate transfer stamps (if any) affixed thereto;

          (vi)  The Company and Seller shall deliver to Buyer evidence (in form and substance reasonably satisfactory to Buyer) that the Company's and its Subsidiaries' legal counsel and other professional advisors have been paid in full, and that none of the Company or any of its Subsidiaries has any liability for fees owing to any of such legal counsel, investment bankers or other professional advisors (other than amounts owing for services in the ordinary course of the business of the Company and its Subsidiaries that are not past due (nor paid later than in past general practice), in each case other than (i) those to Blake, Cassels & Graydon LLP or PricewaterhouseCoopers, or (ii) those for which Seller is responsible under Section 8.5);

          (vii) Each party, as applicable, shall deliver the certificates and other documents and instruments required to be delivered by or on behalf of such party under Article III below; and

          (viii)  Seller and its Affiliates shall collect all corporate books and records and other property of the Company or any of its Subsidiaries in their possession and arrange for delivery thereof to Buyer within 5 business days after Closing.

        2.3    Purchase Price.

        (a)   The aggregate purchase price (the "Purchase Price") for the Shares shall equal $31,782,933.00.

        (b)   Following Closing, the Purchase Price shall be reduced by the sum of the following amounts:

          (i)    the amount (if any) by which the Pre-Closing Shutdown Liability exceeds $683,331; plus

          (ii)   the amount (if any) by which the Headquarter Cost exceeds $1,014,770; plus

          (iii)  the amount (if any) by which (A) the Indebtedness of the Company and its Subsidiaries as of Closing less the Indebtedness Addback, exceeds (B) $4,200,000; plus

          (iv)  the amount (if any) by which the Buyout Adjustment Amount exceeds $369,880; plus

          (v)   the amount (if any) by which the Headquarter Severance exceeds $0.

For the purposes of this Agreement and the Consulting Agreement (as defined in Section 3.1), the "Excess Amount" shall be equal to the sum of the amounts specified in clauses (i) to (v) above; provided, that if any amount of Indebtedness Excess is deducted at Closing (and not returned to the Seller pursuant to Section 2.5(d)), such amount shall be deducted from the Excess Amount. The Excess Amount, if any, may be recovered (x) from the Escrow Funds (as defined in the Escrow Agreement) in the Escrow Account (as defined in the Escrow Agreement), and/or (y) by reducing annual fee payments for Phase II Services to CC Newco under the Consulting Agreement as provided therein, which shall be the sole sources of recourse of Buyer Parties for recovery of such amounts. The components of the Excess Amount shall be determined from time to time as provided in Section 2.4 and 2.5, below, provided that, notwithstanding anything to the contrary in Section 2.4 and 2.5 below, the Buyer and Seller may, from time to time, agree in writing as to the final resolution of the amount payable under one of the clauses (i) to (v) above, in which case the matters under such clause need not be included in the determinations to be made pursuant to Section 2.4 and 2.5.

        (c)   If the actual amount of any of the components of the Excess Amount specified in clauses (b)(i) to (b)(v) above, is less than the specified target amount, the difference shall be applied to reduce, on a dollar for dollar basis (but not to an amount below $0), the amount of $889,553 specified in Section 4.1(1)(a) of the Consulting Agreement.

        2.4    BeautyFirst Headquarter Facility Matters.

        (a)   The Buyer agrees that it will give the Seller and CC Newco at least 75 days prior written notice of its intention to close, cease or materially reduce operations at the Headquarter Facility in a manner that would reasonably be expected to result in Headquarter Costs.

        (b)   If the Buyer intends to close, cease or materially reduce operations at the Headquarter Facility, the Buyer Parties will give the Seller, CC Newco, Steven Hudson and Powell the opportunity to generally manage, direct and supervise any and all material activities (including, without limitation, provision of notices, termination or transfer of employees, termination or settlement of lease or sublease obligations and related obligations and/or finding successor or replacement tenants) in relation to such closure, cessation or reduction of operations on behalf of the Buyer and BeautyFirst in a reasonable manner with a view to eliminating, reducing or mitigating any related costs and expenses (including Headquarter Costs) and minimizing negative impact on the overall business of the Buyer and BeautyFirst, all subject to the ultimate oversight, direction and approval of the Buyer. The Buyer Parties will provide reasonable cooperation in connection therewith.

        (c)   Within three hundred (300) days after the date of Closing, the Seller shall prepare and deliver to Buyer a preliminary statement (the "Preliminary Headquarter Cost Statement") setting forth the estimated Headquarter Cost (unless such costs are otherwise agreed as provided in the final sentence of Section 2.3(c)). The Buyer Parties and Seller Parties shall cooperate as reasonably requested in connection with the preparation of the Preliminary Headquarter Cost Statement. During the 30-day period immediately following Buyer's receipt of the Preliminary Headquarter Cost Statement, Buyer shall be permitted to review Seller's working papers related to the preparation of the Preliminary Headquarter Cost Statement and determination of the amounts therein. If the Buyer does not agree to any items on the Preliminary Headquarter Cost Statement, Buyer shall notify Seller within such 30-day period and specify in reasonable detail the nature and dollar amount of any disagreement so asserted. During the twenty (20) days following delivery of such a notice, Buyer and Seller shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified. If, at the end of the 20-day period referred to above, the matters in dispute have not been fully resolved, then (i) Buyer may immediately make a claim under the Escrow Agreement in an amount equal to the amount, if any, by which the Buyer's estimate of Headquarter Cost exceeds $1,014,770 (with respect to which Seller may then file an objection with respect to any portion of such excess as is then in dispute under this Section 2.4(c), which shall remain in place until the final determination is made and a "Disbursement Request" is provided pursuant to Section 2.4(d) below), and (ii) the parties shall submit to an independent "Big 4" accounting firm agreed to by the Buyer and the Seller, acting reasonably (the "Accounting Firm") for review and resolution of all matters (but only such matters) which remain in dispute, and the Accounting Firm shall make a final determination of the estimated Headquarter Cost to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement. The parties will cooperate with the Accounting Firm during the term of its engagement. The Accounting Firm's determination will be based solely on presentations by Buyer and Seller which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Preliminary Headquarter Cost Statement and the determination of the estimated Headquarter Cost amounts in dispute shall become final and binding on the parties on the date the Accounting Firm delivers its final resolution in writing to the parties (which the Accounting Firm shall be instructed to deliver not more than forty-five (45) days following submission of such disputed matters). The fees and expenses of the Accounting Firm shall be shared equally between Buyer and Seller.

        (d)   If, following finalization of the Preliminary Headquarter Cost Statement, the estimated Headquarter Cost is greater than $1,014,770, the excess amount shall (i) be recoverable under the Escrow Agreement (and the Buyer and Seller shall immediately provide the Escrow Agent with a "Disbursement Request" under the Escrow Agreement with respect to such amount (or portion thereof for which there are "Escrow Funds" available thereunder)), and (ii) to the extent not recovered under the Escrow Agreement, be included in the "Excess Amount" determined pursuant to Section 2.3 above. If, upon finalization of the Headquarter Cost Statement, the actual amount of Headquarter Cost is less than that determined in the Preliminary Headquarter Cost Statement, such final Headquarter Cost shall be used in the final determination of Excess Amount and the Buyer Parties shall promptly repay any amount (if any) previously recovered (whether from the Escrow Amount or pursuant to the Consulting Agreement) based on the estimated Headquarter Cost that is in excess of the amount actually entitled to be recovered based on the final Headquarter Cost. If, upon finalization of the Headquarter Cost Statement, the actual amount of Headquarter Cost is more than that determined in the Preliminary Headquarter Cost Statement, then (x) such final Headquarter Cost shall be used in the final determination of Excess Amount (less any amount (if any) actually recovered from the Escrow Amount based on the estimated Headquarter Cost), and (y) the Buyer may keep any amount (if any) it has recovered from the Escrow Amount based on the estimated Headquarter Cost.

        (e)   Within sixty (60) days after the final settlement of all obligations and liabilities comprising the Headquarter Cost, the Buyer shall prepare and deliver to Seller a statement (the "Headquarter Cost Statement") setting forth such costs (unless such costs are otherwise agreed as provided in the final sentence of Section 2.3(c)). The Seller Parties shall cooperate as reasonably requested in connection with the preparation of the Headquarter Cost Statement. During the 30-day period immediately following Seller's receipt of the Headquarter Cost Statement, Seller shall be permitted to review

Buyer's working papers related to the preparation of the Headquarter Cost Statement and determination of the amounts therein. The Headquarter Cost Statement shall become final and binding upon the parties thirty (30) days following Seller's receipt thereof, unless Seller shall give written notice of its disagreement (a "Notice of Disagreement") to Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted. If a timely Notice of Disagreement is received by Buyer, then the Headquarter Cost Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earliest of (x) the date the parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (y) the date all matters in dispute are finally resolved in writing by the Accounting Firm. During the twenty (20) days following delivery of a Notice of Disagreement, Buyer and Seller shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. Following delivery of a Notice of Disagreement, Buyer and its agents and representatives shall be permitted to review Seller's and its representatives' working papers relating to the Notice of Disagreement. If, at the end of the 20-day period referred to above, the matters in dispute have not been fully resolved, then the parties shall submit to the Accounting Firm for review and resolution of all matters (but only such matters) which remain in dispute, and the Accounting Firm shall make a final determination of the Headquarter Cost to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement. The parties will cooperate with the Accounting Firm during the term of its engagement. In resolving any matters in dispute, the Accounting Firm may not assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand. The Accounting Firm's determination will be based solely on presentations by Buyer and Seller which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Headquarter Cost Statement and the determination of the Headquarter Cost amounts in dispute shall become final and binding on the parties on the date the Accounting Firm delivers its final resolution in writing to the parties (which the Accounting Firm shall be instructed to deliver not more than forty-five (45) days following submission of such disputed matters). The fees and expenses of the Accounting Firm shall be shared equally between Buyer and Seller.

        2.5    Other Adjustment Amounts.

        (a)   The Buyer Parties will give the Seller, CC Newco, Steven Hudson and Powell the opportunity to generally manage, direct and supervise any and all material activities (including, without limitation, settlement of the terms of share or option purchases, settlement of lease obligations and related obligations and/or finding successor or replacement tenants) in relation to the Pre-Closing Shutdown Liability, the Headquarter Severance and the settlement of any liabilities, costs or expenses relating to the repurchase or cancellation of Outside BF Interests on behalf of the Buyer and BeautyFirst in a reasonable manner with a view to eliminating, reducing or mitigating any such liabilities, costs and expenses, and minimizing negative impact on the overall business of the Buyer and BeautyFirst, all subject to the ultimate oversight, direction and approval of the Buyer. The Buyer Parties will provide reasonable cooperation in connection therewith.

        (b)   Within three hundred (300) days following the Closing Date, Buyer shall deliver to Seller a statement (in its final and binding form as determined below, the "Closing Statement") setting forth the Pre-Closing Shutdown Liability, the aggregate Buyout Amount, the aggregate Headquarter Severance and the aggregate amount of Indebtedness less Indebtedness Addback as of Closing (unless such amounts are otherwise agreed as provided in the final sentence of Section 2.3(c)). The Seller Parties shall cooperate as reasonably requested in connection with the preparation of the Closing Statement. During the 30-day period immediately following Seller's receipt of the Closing Statement, Seller shall be permitted to review Buyer's working papers related to the preparation of the Closing Statement and determination of the amounts therein. The Closing Statement shall become final and binding upon the parties thirty (30) days following Seller's receipt thereof, unless Seller shall give written notice of its disagreement (a "Notice of Disagreement") to Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted. If a timely Notice of Disagreement is received by Buyer, then the Closing Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earliest of (x) the date the parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (y) the date all matters in dispute are finally resolved in writing by the Accounting Firm. During the twenty (20) days following delivery of a Notice of Disagreement, Buyer and Seller shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. Following delivery of a Notice of Disagreement, Buyer and its agents and representatives shall be permitted to review Seller's and its representatives' working papers relating to the Notice of Disagreement. If, at the end of the 20-day period referred to above, the matters in dispute have not been fully resolved, then (i) Buyer may immediately make a claim under the Escrow Agreement in an amount equal to the amount, if any, by which the Buyer's estimate of Excess Amount (other than with respect to Headquarter Cost) exceeds $0 (with respect to which Seller may then file an objection with respect to any portion of such Excess Amount as is then in dispute under this Section 2.5(b), which shall remain in place until the final determination is made and a "Disbursement Request" is provided pursuant to Section 2.5(c) below), and (ii) the parties shall submit to the Accounting Firm for review and resolution of all matters (but only such matters) which remain in dispute, and the Accounting Firm shall make a final determination of the amounts referred to in this Section 2.5(b) to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement. The parties will cooperate with the Accounting Firm during the term of its engagement. In resolving any matters in dispute, the Accounting Firm may not assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand. The Accounting Firm's determination will be based solely on presentations by Buyer and Seller which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Closing Statement and the determination of the amounts referred to in this Section 2.5(b) shall become final and binding on the parties on the date the Accounting Firm delivers its final resolution in writing to the parties (which the Accounting Firm shall be instructed to deliver not more than forty-five (45) days following submission of such disputed matters). The fees and expenses of the Accounting Firm shall be shared equally between Buyer and Seller.

        (c)   If, following finalization of the Closing Statement, the Excess Amount (other than with respect to Headquarter Cost) exceeds $0, such excess amount shall (i) be recoverable under the Escrow Agreement (and the Buyer and Seller shall immediately provide the Escrow Agent with a "Disbursement Request" under the Escrow Agreement with respect to such amount (or portion thereof for which there are "Escrow Funds" available thereunder)), and (ii) to the extent not recovered under the Escrow Agreement, be included in the "Excess Amount" determined pursuant to Section 2.3 above.

        (d)   If any Indebtedness Excess was deducted from the payment of Purchase Price pursuant hereto and, upon the final determination of Indebtedness and Indebtedness Addback pursuant to Section 2.5, the actual amount of Indebtedness less Indebtedness Addback is less than the estimated Indebtedness Excess used to determine the amount so deducted, the Buyer shall promptly pay to Seller the amount of such shortfall (i.e., the amount by which the deduction was greater than the actual final Indebtedness Excess).

        2.6    Outside BF Interests.

        (a)   Prior to Closing Seller Parties shall use their respective reasonable best efforts to (i) cause each Person (other than CC1) who owns any Capital Stock of BeautyFirst to enter into a stock purchase agreement with CC1 in form reasonably acceptable to Seller and Buyer (each a "BF Purchase Agreement") with respect to all such Capital Stock owned by such Person, and (ii) cause each Person who holds any Options with respect to BeautyFirst to enter into an option cancellation agreement in form reasonably acceptable to Seller and Buyer (each an "Option Cancellation Agreement") with respect to all such Options held by such Person.

        (b)   At Closing Seller Parties shall take all actions reasonably necessary to consummate the stock purchases under any BF Purchase Agreements entered into prior to Closing and the option cancellations under any Option Cancellation Agreements entered into prior to Closing, in each case in exchange for the payments by CC1 or BeautyFirst, as applicable, to each such Person required under such agreements; provided, that Seller may direct Buyer to (and Buyer shall, if so directed by the Seller, subject to Section 2.6(c) below) pay such amounts directly to such Persons pursuant to such agreements on behalf of CC1 and BeautyFirst, respectively. The parties agree that (i) Seller has separately and previously agreed to fund such payments to CC1 and BeautyFirst at or before Closing to facilitate such purchases and cancellations, and (ii) for convenience, Seller, CC1 and BeautyFirst have asked Buyer to make such payments.

        (c)   If any portion of the payments payable pursuant to Section 2.6(b) is required to be deducted or withheld therefrom under the Code or under any applicable provision of federal, state, local or foreign Tax law, then the Seller Parties shall so instruct Buyer to reduce the payments to such applicable Persons accordingly and to pay over to CC1 or BeautyFirst, as applicable, such amounts being withheld or deducted promptly after Closing (which amounts shall still be deemed payments paid by Buyer hereunder).

ARTICLE III
CONDITIONS TO CLOSING

        3.1    Conditions to Buyer's Obligations.    The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or prior to the Closing Date:

        (a)  (i)  Subject to clause (ii), below, the representations and warranties in Articles V, V.1 and V.2 hereof that are subject to materiality qualifications shall be true and correct in all respects at and as of the Closing and the representations and warranties contained in Articles V, V.1 and V.2 hereof that are not subject to materiality qualifications shall be true and correct in all material respects at and as of the Closing, in each case as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures made to Buyer pursuant to Section 4.7 below), and Seller and the Seller Parties shall have performed in all material respects all of the covenants and agreements required to be performed by them hereunder prior to the Closing;

          (ii)   If a representation and warranty in either Section 5.3(b) or Section 5.14 is not true or correct in all material respects, it shall nevertheless, for the purposes of this condition, be deemed to be true and correct unless the inaccuracy in such representation and warranty could reasonably be expected to have a Material Adverse Effect.

        (b)   The Seller Parties shall have received or obtained all third party consents and approvals that are necessary for the consummation of the transactions contemplated hereby (which shall be deemed not to include consents under any leases or contracts (other than (i) a contractual obligation that would prohibit the sale of the Shares or completion of the transactions contemplated hereby, and (ii) any required consent under the Harris Bank Agreements, which required consent may be conditioned upon the repayment (or, if Regis prefers, the guaranty by Regis) of the indebtedness under the Harris Bank Agreements within 10 days after Closing)).

        (c)   The parties shall have received or obtained all federal, state, local and foreign governmental and regulatory consents, approvals, licenses and authorizations that are necessary (i) for the consummation of the transactions contemplated hereby or (ii) for Buyer to own the Shares and to operate the businesses of and control the Company and its Subsidiaries following the Closing, in each case on terms and conditions satisfactory to Seller and Buyer, acting reasonably (collectively, the "Governmental Approvals");

        (d)   No suit, action or other proceeding shall be pending or threatened before any court or governmental or regulatory official, body or authority or any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge could reasonably be expected to (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of Buyer to own the Shares or operate the businesses of or control the Company and its Subsidiaries, or (iv) affect adversely the right of the Company and its Subsidiaries to own their respective assets or control their respective businesses, and no such injunction, judgment, order, decree or ruling shall have been entered or be in effect;

        (e)   Seller and the Escrow Agent shall have executed and delivered the Escrow Agreement, and the Escrow Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified;

        (f)    The Seller Parties shall have terminated all agreements (if any) regarding voting, transfer or other arrangements related to the Shares or the Capital Stock of the Company or its Subsidiaries that are in effect prior to the Closing (in each case on terms and conditions satisfactory to Buyer), except that, if the efforts of the Seller Parties have not resulted in purchase or cancellation of all the Outside BF Interests, the stockholders agreement of BeautyFirst in the form provided to Buyer may remain in effect;

        (g)   All assets of the Excluded Subsidiaries shall have been transferred by the Excluded Subsidiaries to CC Newco and all liabilities (including but not limited to Tax liabilities) of the Excluded Subsidiaries, but excluding liabilities owed by the Excluded Subsidiaries to each other or to the Company or any of its Subsidiaries, shall have been assumed by CC Newco pursuant to the terms of an Asset Purchase Agreement in a form satisfactory to the Seller and the Buyer, acting reasonably. Such agreement shall contain full and perpetual indemnification by CC Newco, without deductibles or other limitations, for any Losses suffered by the Company or any of its Subsidiaries with respect to (A) such assigned assets and assumed liabilities, (B) any liabilities of the Excluded Subsidiaries as of Closing to be assumed as provided above that are not so assumed for any reason, and (C) Tax liabilities of the Company and its Subsidiaries relating to the foregoing assignment and assumption;

        (h)   Seller and each of Steven Hudson and Powell shall each have executed and delivered the Non-Competition Agreement substantially in the form of Exhibit B attached hereto;

        (i)    Regis, CC Newco, Steven Hudson and Powell shall have executed and delivered the Consulting Agreement substantially in the form of Exhibit C attached hereto (the "Consulting Agreement");

        (j)    At the Closing, Seller and the Company shall have delivered to Buyer (i) a certificate signed by the Company, dated the date of the Closing, stating that the conditions specified in this Section 3.1 have been satisfied as of the Closing; (ii) copies of any third-party approvals received and Governmental Approvals; (iii) certified copies of the resolutions of the Seller's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby; (iv) the resignations, effective as of the Closing, of each director of the Company and its Subsidiaries and of the officers set forth on Schedule 3.1(j); (v) good standing (or equivalent, if any) certificates for each of the Company and its Subsidiaries from their respective jurisdictions of organization and each jurisdiction in which the Company or its Subsidiaries is qualified to do business as a foreign entity and in which the Company or a Subsidiary does a material amount of business, in each case dated as of a recent date prior to the Closing Date; and (vi) such other documents or instruments as are required to be delivered by any Seller Party at the Closing pursuant to the terms hereof or that Buyer reasonably requests prior to the Closing Date to effect the transactions contemplated hereby; and

        (k)   The Company shall have reimbursed Regis for all legal costs and expenses for which Regis is entitled to reimbursement under the Credit Agreement dated May 30, 2006 (as amended) between the Company and Regis and all related agreements, including without limitation the Securities Agreement dated May 30, 2006, the Subsidiary Security Agreement dated May 30, 2006 and the Stock Pledge Agreement dated May 30, 2006, to be supported by invoices and in an amount not to exceed $13,000.

        All proceedings to be taken by the Seller Parties in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to be delivered by them to effect the transactions contemplated hereby shall be satisfactory in form and substance to Buyer. Any condition specified in this Section 3.1 may be waived by Buyer if such waiver is set forth in a writing duly executed by Buyer.

        3.2    Conditions to the Seller's Obligations.    The obligation of the Seller, Powell and Mackenzie to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions at or prior to the Closing:

        (a)   The representations and warranties made in Article VI and Article VI.1 hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures made by Regis or Buyer pursuant to Section 4.7 below), and Regis and Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it hereunder prior to the Closing;

        (b)   No suit, action or other proceeding shall be pending or threatened before any court or governmental or regulatory official, body or authority or any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge could reasonably be expected to (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such injunction, judgment, order, decree or ruling shall be in effect;

        (c)   The Seller Parties shall have received or obtained all third-party consents and approvals that are necessary for the consummation of the transactions contemplated hereby, in each case on terms and conditions satisfactory to Seller and Buyer, acting reasonably (which shall be deemed not to include consents under any leases or contracts (other than (i) a contractual obligation that would prohibit the sale of the Shares or completion of the transactions contemplated hereby, and (ii) any required consent under the Harris Bank Agreements, which required consent may be conditioned upon the repayment (or, if Regis prefers, the guaranty by Regis) of the indebtedness under the Harris Bank Agreements within 10 days after Closing));

        (d)   The parties shall have received or obtained all federal, state, local and foreign governmental and regulatory consents, approvals, licenses and authorizations that are necessary (i) for the consummation of the transactions contemplated hereby or (ii) for Buyer to own the Shares, in each case on terms and conditions satisfactory to Seller and Buyer, acting reasonably;

        (e)   Regis shall have executed and delivered the Consulting Agreement; and

        (f)    At the Closing, Regis and Buyer shall have delivered to Seller a certificate signed by Regis and Buyer, dated the date of the Closing, stating that the conditions specified in Section 3.2 have been satisfied.

        All proceedings to be taken by Regis and Buyer in connection with the consummation of the transactions contemplated hereby and all documents required to be delivered by Regis and Buyer to effect the transactions contemplated hereby shall be satisfactory in form and substance to Seller (without any separate approval requirement by Powell or Mackenzie). Any condition specified in this Section 3.2 may be waived if such waiver is set forth in a writing duly executed by Seller (without any separate waiver required of Powell or Mackenzie).

ARTICLE IV
COVENANTS PRIOR TO CLOSING

        Each of the parties agrees as follows with respect to the period between the date of this Agreement and the Closing:

        4.1    General.    Subject to the terms of this Agreement, each party shall use reasonable best efforts to take all actions and do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions set forth in Article III above). Without limiting the foregoing, each of the parties shall execute and deliver all agreements and other documents required to be delivered by or on behalf of such party or any of its Subsidiaries under Article III above.

        4.2    Maintenance of Business.    The Company shall (and the Company shall cause its Subsidiaries to) (a) maintain their material assets in good operating condition and repair in accordance with past practices (normal wear and tear excepted), (b) maintain insurance comparable to that in effect on the date of the Latest Balance Sheet, (c) maintain inventory and supplies at customary and adequate operating levels consistent with past practice (except as otherwise agreed by Buyer and Seller in writing, including in relation to inventory that the parties anticipate can be obtained by Buyer on more favourable terms following Closing) and replace in accordance with past practice any inoperable, worn out, damaged or obsolete assets with modern assets of at least comparable quality, (d) maintain its books, accounts and records in accordance with past custom and practice as used in the preparation of the Latest Balance Sheet and the financial statements described in Section 5.5 below and provide accruals for Taxes, obsolete inventory, vacation and other items to the full extent required under GAAP, (e) make capital expenditures in a manner consistent with past practice (other than the purchase for cash of BeautyMetrix machines by BeautyFirst and/or PureBeauty from Cameron Capital Technologies Inc. prior to Closing as disclosed to and agreed by Regis) and (f) maintain in full force and effect the existence of all material Intellectual Property Rights.

        4.3    Third-Party Notices and Consents.    The Seller Parties shall use reasonable commercial efforts to (a) give all required notices to third parties and (b) obtain all third-party approvals in connection with the matters contemplated by this Agreement for any instrument, contract, lease, license or other agreement requiring any such notice or consent. Buyer shall cooperate with the Seller Parties and Buyer shall use reasonable commercial efforts to assist Seller Parties in obtaining such third-party approvals, including the provision of reasonable information to contractual counterparties.

        4.4    Governmental Notices and Consents.    Each of the parties shall give any notices to, make any filings with, and use reasonable best efforts to obtain, any material authorizations, consents and approvals of all federal, state, local and foreign governments and governmental agencies in connection with the matters contemplated by this Agreement.

        4.5    Operation of Business.    Except as otherwise contemplated or provided in this Agreement, the Company shall (and the Company shall cause its Subsidiaries to) operate their business only in the usual and ordinary course of business consistent with past practice and use reasonable best efforts to preserve the goodwill and organization of their business and the relationships with their customers, suppliers, employees and other Persons having business relations with the Company and its Subsidiaries. Without limiting the generality of the foregoing, prior to the Closing, except as otherwise contemplated or provided in this Agreement, neither the Seller or the Company shall (and the Company shall not permit any of its Subsidiaries to):

        (a)   take or omit to take any action that would require disclosure under Section 5.9 below or that would otherwise result in a breach of any of the representations, warranties or covenants made by Seller in this Agreement;

        (b)   take any action or omit to take any action which act or omission would reasonably be anticipated to have a Material Adverse Effect;

        (c)   (i) enter into any contract out of the ordinary course of business or restricting in any material respect the conduct of its business, (ii) make any loans or Investments (other than advances to the Company's or its Subsidiaries' employees in the ordinary course of business consistent with past custom and practice), (iii) increase the compensation, incentive arrangements or other benefits to any officer or employee of the Company or its Subsidiaries, except for increases or bonuses made in the ordinary course of business consistent with past custom and practice, (iv) redeem, purchase or otherwise acquire directly or indirectly any of its issued and outstanding Capital Stock, or any outstanding rights or securities exercisable or exchangeable for or convertible into its Capital Stock, or declare or pay or make any distribution or dividend to any of its shareholders or other Persons, (v) amend its certificate of incorporation or bylaws (or equivalent documents) or issue or agree to issue any Capital Stock or any rights or options to acquire, or securities convertible into or exchangeable for, any of its Capital Stock, (vi) directly or indirectly engage in any transaction, arrangement or contract with any officer, director, shareholder, trustee or beneficiary of any shareholder, member, manager or other insider or Affiliate of Seller, the Company or any of its Subsidiaries (except pursuant to existing employment agreements and existing benefit arrangements with the Company and its Subsidiaries, in each case that have been provided or disclosed to Buyer), other than in the ordinary course of business consistent with past custom and practice as disclosed on the Affiliated Transactions Schedule attached hereto (including, without limitation, by repaying any amounts owing from the Company or its Subsidiaries to Seller or its Affiliates), (vii) execute any guaranty, issue any debt, borrow any money or otherwise incur or create any Indebtedness or liability (other than liabilities in the ordinary course of business consistent with past practice); (viii) purchase, sell, lease or dispose of any material property or assets (other than the purchase and sale of inventory and the purchase of capital equipment in the ordinary course of business consistent with past practice); (ix) take or omit to take any action that has or would reasonably be expected to have the effect of accelerating to pre-Closing periods sales to the trade or other customers that would otherwise be expected to occur after the Closing; (x) delay or postpone the payment of any accounts payable or take or omit to take any action that has or would reasonably be expected to have the effect of deferring to post-Closing periods expenses or payments that would otherwise be expected to occur prior the Closing; (xi) accelerate the collection of or discount any accounts receivable; (xii) make any capital expenditures or commitments therefor in excess of $50,000 in the aggregate; (xiii) make any changes to its normal and customary practices regarding the solicitation, booking and fulfillment of orders or the shipment and delivery of goods; (xiv) cease from making accruals for obsolete inventory, vacation and other customary accruals; (xv) cease from maintaining adequate levels of inventory or cease from insuring that accounts payable are current consistent with past practice; (xvi) abstain from making payments on any Taxes, principal or interest on borrowed funds and other customary expenses as they become due; (xvii) pay any amount to or transfer any asset to the Seller or any of its Affiliates; (xviii) assume, pay or satisfy any liability or obligation of the Seller or any of its Affiliates; or (xiv) grant or take any license to any Intellectual Property Rights or transfer or encumber any Intellectual Property Rights; or

        (d)   enter into any transaction, arrangement or contract with any Person except on an arm's-length basis in the ordinary course of business consistent with past custom and practice.

        Notwithstanding the foregoing, nothing in this Section 4.5 shall prohibit the Company or any Seller from taking any action or omitting to take any action as required or as expressly contemplated by this Agreement.

        4.6    Access.    The Seller Parties shall afford, and cause its officers, managers, directors, employees, attorneys, accountants and other agents to afford, to Buyer and its accounting, legal and other representatives and potential lenders, as well as their respective officers, employees, affiliates and other agents, full and complete access upon request at all reasonable times and during normal business hours, upon reasonable notice, to the Company's and its Subsidiaries' personnel and to business, financial, legal, tax, compensation and other data and information concerning the Company's and its Subsidiaries' affairs and operations. The Company shall provide information to Buyer, as and when reasonably requested, concerning the status of the operations, finances and affairs of the Company and its Subsidiaries. Any requests by Buyer for such access shall be made solely to Steven Hudson or Powell unless otherwise consented to by either Steven Hudson or Powell.

        4.7    Notice of Material Developments.    Each party shall give prompt written notice to the other parties of (i) any material variances in any of its representations or warranties contained in Articles V, V.1, V.2, VI or VI.1 below, as the case may be, (ii) any breach of any covenant hereunder by such party and (iii) any other material development affecting the ability of such party to consummate the transactions contemplated by this Agreement.

        4.8    Exclusivity.    None of the Seller Parties shall (and they shall cause their respective Affiliates, representatives, officers, managers, employees, directors and agents not to), directly or indirectly, (i) submit, solicit, initiate, encourage or discuss any proposal or offer from any Person (other than Buyer and its Affiliates in connection with the transactions contemplated hereby) or enter into any agreement or accept any offer relating to or consummate any (a) reorganization, liquidation, dissolution or recapitalization of the Company or any of its Subsidiaries, (b) merger or consolidation involving the Company or any of its Subsidiaries, (c) purchase or sale of any assets, Capital Stock (or any rights to acquire, or securities convertible into or exchangeable for, any such Capital Stock) of the Company or any of its Subsidiaries (other than the purchase and sale of inventory and the purchase of capital equipment in the ordinary course of business consistent with past custom and practice), or (d) similar transaction or business combination involving the Company or any of its Subsidiaries or their business or assets (each of the foregoing transactions described in clauses (a) through (d), a "Company Transaction") or (ii) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than Buyer and its Affiliates) to do or seek to do any of the foregoing. The Seller Parties agree to notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to a Company Transaction. If any of the provisions of this Section 4.8 are breached and the transactions contemplated hereby are not consummated for any reason, the Seller Parties shall promptly reimburse Buyer and its Affiliates for all out-of-pocket fees and expenses incurred before or after the date of this Agreement by Buyer and its Affiliates related to the transactions contemplated hereby, including fees and expenses of legal counsel, accountants and other consultants and advisors retained by Buyer and its Affiliates in connection with the transactions contemplated hereby. The foregoing provisions are in addition to, and not in derogation of, any other remedy that Buyer and its Affiliates may have for a breach of this Section 4.8.

        4.9    Tax Matters.    Except as set forth on the Tax Matters Schedule attached hereto, without the prior written consent of the Buyer, no Seller Party shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax attribute of the Company or any of its Subsidiaries.

        4.10    Delivery of Interim Financial Statements.    The Company shall deliver to Buyer copies of BeautyFirst's unaudited consolidated financial statements for the period ended December 26, 2007 as soon as reasonably practicable (and in any event prior to February 15, 2008). The financial statements shall include income statements, balance sheets and cash flow statements, prepared in accordance with GAAP on a basis consistent with the Company's prior financial statements.

        4.11    Insurance.    Sellers shall have full responsibility to maintain in effect without material modification up to and including the Closing Date all existing policies or binders of insurance in existence at the date hereof.

        4.12    Outside BF Interests.    Seller, the Company and its Subsidiaries shall use reasonable best efforts to cause (a) all Capital Stock of BeautyFirst to be owned beneficially and of record by CC1 as of Closing, and (b) there to be no outstanding Options with respect to BeautyFirst as of Closing, in each case without the Company or any of its Subsidiaries having any further obligations after Closing to the former holders of the Outside BF Interests.

        4.13    Atlanta Office.    The Company shall assign the lease for its Atlanta offices to CCC or an Affiliate thereof (other than the Company or a Subsidiary of the Company) at no cost to the Buyer Parties.

ARTICLE IV.1
ADDITIONAL COVENANTS

        4.1.1    Regis Investment.    Regis hereby commits and agrees to invest $10,000,000 in an investment fund sponsored and managed by CCC or an Affiliate thereof, subject to the following terms: (i) the amount required to be funded by Regis prior to the first anniversary of Closing shall not exceed $7,500,000; (ii) such investment shall be made on customary market terms, no less favourable to Regis than to any other investor in such fund, including CCC and the principals thereof; (iii) the investment by Regis shall not exceed 35% of the aggregate investments in such fund by all investors; and (iv) at least $10,000,000 shall be invested in such fund by institutional investors.

        4.1.2    Regis Guaranty.    Regis hereby unconditionally and irrevocably guarantees to the Seller Parties the full and complete payment and performance of all obligations of the Buyer under this Agreement. Regis agrees that such obligations shall be primary obligations of Regis, shall not be subject to any counterclaim, set-off, abatement, deferment or defense based upon any claim that Regis may have against any Person, and shall remain in full force and effect without regard to, and shall not be released, discharged, limited or affected in any way by any circumstance or condition (whether or not Regis shall have any knowledge thereof), including, without limitation, any voluntary or involuntary bankruptcy, insolvency, reorganization, arrangement, readjustment, assignment for the benefit of creditors, composition, receivership, liquidation, marshalling of assets and liabilities or similar events or proceedings with respect to the Buyer or any other Person. Regis unconditionally waives, to the extent permitted by law, all notices, demands, presentment and protest, and all suretyship defenses.

        4.1.3    Certain Company Obligations.

        (a)   Prior to the end of the Phase I Term (as defined in the Consulting Agreement), the Wichita condominium lease shall either be terminated, settled or assigned by BeautyFirst to CCC or an Affiliate thereof (other than the Company or a Subsidiary of the Company), in each case at no cost to the Buyer Parties.

        (b)   Prior to the end of the Phase I Term (as defined in the Consulting Agreement), the three automobile leases to which BeautyFirst is a party shall either be terminated, settled or assigned by BeautyFirst to CCC or an Affiliate thereof (other than the Company or a Subsidiary of the Company), in each case at no cost to the Buyer Parties.

ARTICLE V
REPRESENTATIONS AND WARRANTIES CONCERNING
THE COMPANY, ITS SUBSIDIARIES AND THE SELLER

        As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Seller hereby represents and warrants to Buyer that as of the date hereof and as of the Closing Date:

        5.1    Corporate Organization.    The Company is a corporation duly organized, validly existing and in good standing under the laws of its State of incorporation and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. The Company possesses all requisite corporate power and corporate authority necessary to own and operate its properties, to carry on its businesses as now conducted and to carry out the transactions contemplated by this Agreement. The copies of the articles of incorporation and bylaws for the Company which have been furnished to Buyer reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. The minute books (containing the records of meetings of the stockholders, the board of directors and any committees of the board of directors) and share register of the Company are correct and complete in all material respects. The Company is not in default under or in violation of any provision of its articles of incorporation or bylaws. The attached Officers and Directors Schedule sets forth a list all of the officers and directors of the Company.

        5.2    Capital Stock and Related Matters; Title to Shares.    The entire authorized Capital Stock of the Company consists of 25,000 shares of common stock, par value $0.0001 per share ("Class A Shares") and 25,000 shares of Class B non-voting common stock, par value $0.0001 per share ("Class B Shares"), of which 14,758 Class A Shares and 1,000 Class B Shares are issued and outstanding. 14,758 Class A Shares of the Capital Stock of the Company are held beneficially and of record by the Seller, free and clear of all Encumbrances. 500 Class B Shares of the Capital Stock of the Company are held beneficially and of record by the Powell, free and clear of all Encumbrances. 500 Class B Shares of the Capital Stock of the Company are held beneficially and of record by Mackenzie, free and clear of all Encumbrances. At the Closing, the Seller, Powell and Mackenzie shall each sell to Buyer good and valid title to its Shares, free and clear of all Encumbrances. The Company does not have outstanding any stock or securities convertible or exchangeable for any shares of its Capital Stock or containing any profit participation features, nor any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its Capital Stock or any stock appreciation rights or phantom stock plan. The Company is not subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Capital Stock or any warrants, options or other rights to acquire its Capital Stock. The Company has not violated any foreign, federal or state securities laws in connection with the offer, sale or issuance of its Capital Stock. All of the outstanding shares of the Company's Capital Stock have been validly issued and are fully paid and nonassessable. Except for the stockholders' agreement dated as of December 21, 2007 among the Company, the Seller, Powell and Mackenzie, there are no agreements between the Company's shareholders with respect to the voting or transfer of the Company's Capital Stock or with respect to any other aspect of the Company's affairs. There are no bonds, debentures, notes or other indebtedness of the Company outstanding having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any shareholders of the Company may vote.

        5.3    Authorization; Noncontravention.

        (a)   Except for the approval by the shareholders of the Seller (which Seller will have received prior to February 20, 2008), the execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which any Seller Party is a party have been duly authorized by the applicable Seller Parties, and no other act (corporate or otherwise) or other proceeding on the part of any Seller Party is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by each Seller Party and constitutes a valid and binding obligation of such Seller Party enforceable in accordance with its terms (except as enforceability may be limited by laws relating to bankruptcy, insolvency, winding-up or other similar laws affecting the enforcement of creditors' rights and by general principles of equity), and each of the other agreements and instruments contemplated hereby to which any Seller Party is a party, when executed and delivered by such Seller Party in accordance with the terms hereof and thereof, shall each constitute a valid and binding obligation of such Person, enforceable in accordance with its respective terms (except as enforceability may be limited by laws relating to bankruptcy, insolvency, winding-up or other similar laws affecting the enforcement of creditors' rights and by general principles of equity). The assignments, endorsements, stock powers and other instruments of transfer delivered by Seller to Buyer at the Closing will be sufficient to transfer the Seller's entire interest, legal and beneficial, in the Shares. Except for the approval by the shareholders of the Seller (which Seller will have received prior to February 20, 2008), Seller has, and on the Closing Date will have, full power and authority to convey good and marketable title to all of its Shares, and upon transfer to Buyer of the certificates representing such Shares, Buyer will receive good and marketable title to such Shares, free and clear of all Encumbrances.

        (b)   Except as set forth on the attached Restrictions Schedule, the execution and delivery by each Seller Party of this Agreement and all of the other agreements and instruments contemplated hereby to which any Seller Party is a party and the fulfillment of and compliance with the respective terms hereof and thereof by such Seller Party do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon the Company's or any of its Subsidiaries' Capital Stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any court or administrative or governmental body or agency pursuant to the Company's or any of its Subsidiaries' charter documents, bylaws or other constituent documents, or any law, statute, rule or regulation to which the Company or any of its Subsidiaries or the Seller is subject, or any material agreement, instrument, license, permit, order, judgment or decree to which the Company or any of the Sellers are subject; provided, that Seller makes no such representation as to whether change-of-control consents are required under store leases or other contracts of the Company or its Subsidiaries (other than (i) a contractual obligation that would prohibit the sale of the Shares or completion of the transactions contemplated hereby, and (ii) any required consent under the Harris Bank Agreements). No Seller Party is a party to or bound by any written or oral agreement or understanding with respect to a Company Transaction other than this Agreement, and each such Person has terminated all discussions with third parties (other than with Buyer and its Affiliates) regarding Company Transactions.

        5.4    Subsidiaries.    The attached Subsidiary Schedule correctly sets forth the name of each Subsidiary of the Company, the jurisdiction of its organization and the Persons owning the outstanding Capital Stock of such Subsidiary. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and possesses all requisite corporate power and corporate authority necessary to own its properties and to carry on its businesses as now being conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business requires it to qualify, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. All of the Capital Stock of each Subsidiary is validly issued, fully paid and nonassessable, and, except as set forth on the Subsidiary Schedule, all of the Capital Stock of each Subsidiary is owned by the Company or by a Subsidiary of the Company free and clear of all Encumbrances. Neither the Company nor any of its Subsidiaries owns or holds the right to acquire any Capital Stock or any other security or interest in any other Person or has any obligation to make any Investment in any Person. The attached Officers and Directors Schedule sets forth a list all of the officers and directors of each of the Company's Subsidiaries. The copies of each Subsidiary's articles of incorporation and bylaws (or similar governing documents or operating agreements) which have been furnished to Buyer reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

        5.5    Financial Statements.    Attached hereto as the Financial Statements Schedule are the following financial statements:

        (a)   the audited consolidated balance sheet of BeautyFirst and its Subsidiaries as of June 27, 2007, and the related statements of income and cash flows (or the equivalent) for the fiscal year then ended, and the audited consolidated balance sheet of BeautyFirst and its Subsidiaries as of December 27, 2006, and the related statements of income and cash flows (or the equivalent) for the fiscal year then ended;

        (b)   the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 27, 2007, and the related unaudited statements of income and cash flows (or the equivalent) for the fiscal years then ended; and

        (c)   the unaudited consolidated balance sheet of BeautyFirst and its Subsidiaries as of November 21, 2007 (the "Latest Balance Sheet"), and the related unaudited statements of income and cash flows (or the equivalent) for the five-month period then ended.

Each of the financial statements referenced above (including in all cases the notes thereto, if any), is accurate and complete in all material respects, is consistent in all material respects with the books and records of BeautyFirst and its Subsidiaries or the Company and its Subsidiaries, as applicable (which, in turn, are accurate and complete in all material respects), fairly presents the financial condition of BeautyFirst and its Subsidiaries or the Company and its Subsidiaries, as applicable, as of the respective dates thereof and the operating results of BeautyFirst and its Subsidiaries or the Company and its Subsidiaries, as applicable, for the periods covered thereby and has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, subject in the case of the unaudited financial statements to the absence of footnote disclosures and changes resulting from normal year-end adjustments for recurring accruals (none of which footnote disclosures or changes would, alone or in the aggregate, be materially adverse to the business, operations, assets, liabilities, financial condition, operating results, value, cash flow or net worth of the Company and its Subsidiaries taken as a whole).

        5.6    Accounts Receivable.    Except as set forth on the attached Accounts Receivable Schedule, all accounts and notes receivable reflected on the Latest Balance Sheet (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP) and, to the Company's knowledge, all accounts and notes receivable that arise after the date thereof through Closing, are or shall be valid receivables arising in the ordinary course of business and are or shall be current and collectible at the aggregate recorded amount therefor (net of allowances for doubtful accounts determined in accordance with GAAP, which, in the case of receivables reflected on the Latest Balance Sheet, are only such allowances reflected thereon). Other than the lenders under the Harris Bank Agreements, no Person has any Lien on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables.

        5.7    Absence of Undisclosed Liabilities.    Except as set forth on the attached Liabilities Schedule, none of the Company or any of its Subsidiaries has nor, to the knowledge of the Company, will have any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted) arising out of any transaction entered into at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof, other than (a) liabilities reflected on the Latest Balance Sheet, (b) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of law, claim or lawsuit), (c) obligations under (i) contracts and commitments described on the attached Contracts Schedule, (ii) contracts and commitments entered into in the ordinary course of business consistent with past practice after the date of this Agreement in compliance with Section 4.5 hereof, or (iii) contracts and commitments entered into in the ordinary course of business consistent with past practice which are not required to be disclosed on the Contracts Schedule pursuant to Section 5.11 below (but not, in any case under this clause (c), liabilities for any breach of any such contract or commitment occurring on or prior to the Closing Date), and (d) other liabilities and obligations expressly disclosed in the other Schedules referred to in this Article V.

        5.8    [Intentionally Deleted.]

        5.9    Absence of Certain Developments.    Except (i) as set forth on the attached Developments Schedule, (ii) pursuant to the Harris Bank Agreements (iii) as set forth in the financial statements delivered pursuant to Section 5.5(c) or (iv) as contemplated or provided in this Agreement, since June 27, 2007, none of the Company or any of its Subsidiaries has:

        (a)   issued any notes, bonds or other debt securities or any Capital Stock or other equity securities or any securities or rights convertible, exchangeable or exercisable into any Capital Stock or other equity securities;

        (b)   borrowed any amount or incurred or become subject to any material liabilities, except current liabilities incurred in the ordinary course of business consistent with past practice;

        (c)   discharged or satisfied any material Lien or paid any material obligation or liability, other than current liabilities paid in the ordinary course of business;

        (d)   declared, set aside or made any payment or distribution of cash or other property to any of its stockholders with respect to its Capital Stock or otherwise, or purchased, redeemed or otherwise acquired any Capital Stock or other equity securities (including any warrants, options or other rights to acquire its Capital Stock or other equity);

        (e)   mortgaged or pledged any of its properties or assets or subjected them to any Lien, except for Permitted Liens and Liens pursuant to the Harris Bank Agreements;

        (f)    sold, assigned, transferred, leased, licensed or otherwise encumbered any of its material tangible or intangible assets, except in the ordinary course of business consistent with past practice, or cancelled any material debts or claims;

        (g)   sold, assigned, transferred, leased, licensed or otherwise encumbered any material Intellectual Property Rights, disclosed any material proprietary confidential information to any Person (other than to Buyer and its Affiliates), or abandoned or permitted to lapse any material Intellectual Property Rights;

        (h)   made or granted any bonus or any wage or salary increase to any employee or group of employees (except as required by pre-existing contracts described on the attached Contracts Schedule or in the ordinary course of business consistent with past practice), or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

        (i)    suffered any extraordinary losses or waived any rights of material value (whether or not in the ordinary course of business or consistent with past practice) in excess of $50,000 in the aggregate;

        (j)    made capital expenditures or commitments therefor that aggregate in excess of $50,000;

        (k)   delayed or postponed the payment of any accounts payable or commissions or any other liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other liability or obligation or accelerated the collection of (or discounted) any accounts or notes receivable;

        (l)    made any loans or advances to, guaranties for the benefit of, or any Investments in, any Person (other than Investments in a Subsidiary of the Company and advances to the Company's or its Subsidiaries' employees in the ordinary course of business consistent with past practice);

        (m)  made any charitable contributions or pledges exceeding in the aggregate $10,000 or made any political contributions;

        (n)   suffered any damage, destruction or casualty loss exceeding in the aggregate $50,000, whether or not covered by insurance;

        (o)   made any change in any method of accounting or accounting policies or made any write-down in the value of its inventory that is material or that is other than in the usual, regular and ordinary course of business consistent with past practice or reversed any accruals other than in the ordinary course of business consistent with past practice;

        (p)   taken any steps to incorporate or organize any Subsidiary;

        (q)   amended its articles of incorporation, by-laws or other organizational documents;

        (r)   entered into any agreement or arrangement prohibiting or restricting it from freely engaging in any business or otherwise restricting the conduct of its business anywhere in the world;

        (s)   taken any action or failed to take any action that has had, or could reasonably be expected to have, the effect of accelerating to pre-Closing periods sales to the trade or other customers that would otherwise be expected to occur after the Closing (including any failure to market and sell its products in normal commercial quantities and through normal commercial channels prior to the Closing);

        (t)    made any changes to its normal and customary practices regarding the solicitation, booking or fulfillment of orders or the shipment and delivery of goods (other than as agreed with Regis as to certain excess inventory);

        (u)   entered into any material contract other than in the ordinary course of business consistent with past practice, entered into any other material transaction, whether or not in the ordinary course of business or consistent with past practice, or changed in any significant respect any business practice (in anticipation of the transactions contemplated hereby or otherwise);

        (v)   paid any amount to or transferred any asset to the Seller or any of its Affiliates, or assumed, paid or satisfied any liability or obligation of the Seller or any of its Affiliates; or

        (w)  agreed, whether orally or in writing, to do any of the foregoing.

        5.10    Assets.

        (a)   Except as set forth on the attached Assets Schedule, the Company has good and marketable title to, or a valid leasehold interest in, all properties and assets used by it, located on its premises or shown on the Latest Balance Sheet or acquired after the date thereof, free and clear of all Liens (other than properties and assets disposed of for fair consideration in the ordinary course of business since the dates of such balance sheet and except for Liens disclosed on such balance sheet (including any notes thereto) and Liens for current property taxes not yet due and payable and Permitted Liens). The Company owns, has a valid leasehold interest in or has the valid and enforceable right to use all tangible assets necessary for the conduct of its business as presently conducted. Except as set forth on the attached Assets Schedule, all of the Company's and its Subsidiaries', properties, equipment, machinery, fixtures, improvements and other tangible assets (whether owned or leased) are in good condition and repair (ordinary wear and tear excepted) in all material respects and are fit for use in the ordinary course of the Company's and such Subsidiaries' business as presently conducted. All such assets have been installed and maintained in all material respects in accordance with all applicable laws, regulations and ordinances and in accordance with industry standards.

        (b)   Neither the Company nor any of its Subsidiaries owns any real property. The Leased Real Property Schedule attached hereto contains a complete list of all real property leased or subleased by the Company or any of its Subsidiaries (individually "Leased Real Property" and collectively, the "Leased Realty"). The Company or its Subsidiary, as applicable, has a valid leasehold interest in each Leased Real Property, subject only to Permitted Liens. The Company has previously delivered to Buyer or its special counsel complete and accurate copies of each of the leases for the Leased Realty (the "Realty Leases"). With respect to each Realty Lease: (i) the Realty Lease is legal, valid, binding and enforceable against the Company or its Subsidiary, as applicable (except as enforceability may be limited by laws relating to bankruptcy, insolvency, winding-up or other similar laws affecting the enforcement of creditors' rights, and by general principles of equity) and in full force and effect; (ii) except as disclosed in the Leased Real Property Schedule, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to the Realty Lease is in material breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute such a material breach or default or permit termination, modification or acceleration under the Realty Lease; (iii) the Realty Lease has not been modified, except to the extent that such modifications are disclosed by the documents delivered to Buyer; and (iv) neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Realty Lease, other than pursuant to Permitted Liens.

        5.11    Contracts and Commitments.

        (a)   Except as expressly contemplated by this Agreement or as set forth on the attached Contracts Schedule or, in the case of paragraph (iv), below, the Employees Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any written or oral:

          (i)    Contract with any vendor involving annual consideration in the aggregate in excess of $50,000.

          (ii)   Contract with any customer involving annual consideration in the aggregate in excess of $50,000.

          (iii)  pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for compensation (including any bonuses or other remuneration and whether in cash or otherwise), to employees, former employees or consultants, or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

          (iv)  contract relating to (A) loans to officers, directors or Affiliates (other than inter-company debt among the Company and a Subsidiary or between Subsidiaries of the Company), or (B) employment of (or consulting arrangement with) any executive officer, Headquarter Staff or any other employee or consultant earning more than $50,000 per year;

          (v)   contract under which the Company or any of its Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding $25,000;

          (vi)  agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or group of assets of the Company or any of its Subsidiaries;

          (vii) Guaranty;

          (viii)  lease or agreement under which the Company or any of its Subsidiaries is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $50,000 (it being agreed that any such lease disclosed on the Leased Real Property Schedule shall also be deemed disclosed herein);

          (ix)  lease or agreement under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company or any of its Subsidiaries;

          (x)   contract or group of related contracts with the same party or group of affiliated parties the performance of which involves consideration in the aggregate in excess of $50,000;

          (xi)  assignment, license, indemnification or agreement with respect to any intangible property (including any Intellectual Property Rights) granted or made to the Company or any of its Subsidiaries, or granted or made by the Company or any of its Subsidiaries to third parties, except licenses to the Company or any of its Subsidiaries of commercially available, unmodified, "off the shelf" software used solely for the Company's and its Subsidiaries' own internal use for an aggregate fee, royalty or other consideration for any such software or group of related software licenses of no more than $50,000 annually;

          (xii) sales, distribution, manufacturing, supply or franchise agreement (A) which involves consideration in the aggregate in excess of $50,000 annually (other than royalties from franchisees) or (B) other than franchise agreements, which involves any exclusivity, requirements clauses or similar right or obligation of any party thereto (including without limitation territorial exclusivity);

          (xiii)  agreement with a term of more than six months which is not terminable by the Company or any of its Subsidiaries upon less than thirty (30) days' notice without penalty and involves a consideration in excess of $50,000 annually;

          (xiv) contract regarding voting, transfer or other arrangements related to the Company's or any Subsidiary's Capital Stock or warrants, options or other rights to acquire any of the Company's or any Subsidiary's Capital Stock;

          (xv) contract or agreement regarding any material indemnification provided to or by the Company and any if its Subsidiaries, including any contract regarding any indemnification provided with respect to Environmental and Safety Requirements;

          (xvi) other than franchise agreements, contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world; or

          (xvii)  any other agreement which is material to its operations and business prospects or involves a consideration in excess of $50,000 annually.

        To the extent applicable, the contracts, leases, agreements and instruments identified on the Contracts Schedule are separately identified by type of agreement. The description of all contracts, leases, agreements and instruments identified on the Contracts Schedule clearly identify all amendments, waivers and other modifications to such agreements.

        (b)   All of the contracts, leases, agreements and instruments set forth or required to be set forth on the Contracts Schedule are valid, binding and enforceable in accordance with their respective terms against the Company or Subsidiary party thereto and, to the knowledge of the Company, the other parties thereto (except as enforceability may be limited by laws relating to bankruptcy, insolvency, winding-up or other similar laws affecting the enforcement of creditors' rights, and by general principles of equity). Except as set forth on the Contracts Schedule, (i) each of the Company and its Subsidiaries has performed all obligations required to be performed by it in all material respects and is not in material default under or in material breach of nor in receipt of any claim of default or breach under any contract, lease, agreement or instrument to which the Company or any of its Subsidiaries is subject; (ii) no event has occurred which with the passage of time or the giving of notice or both would result in a material default, material breach or event of material noncompliance by the Company or any of its Subsidiaries under any contract, lease, agreement or instrument to which the Company or any of its Subsidiaries is subject; (iii) neither the Company nor any of its Subsidiaries has any present expectation or intention of not performing, in all material respects, all such obligations; and (iv) the Company does not have knowledge of any material breach or anticipated material breach by the other parties to any contract, lease, agreement, instrument or commitment to which they are parties. Except as set forth on the Contracts Schedule, there are no renegotiations of, attempts or requests to renegotiate or outstanding rights to renegotiate, any terms of any of the agreements and instruments set forth or required to be set forth on the Contracts Schedule.

        (c)   Buyer or its special counsel has been supplied with a true and correct copy of each of the written instruments, plans, contracts and agreements and an accurate description of each of the oral arrangements, contracts and agreements which are referred to on the attached Contracts Schedule, together with all amendments, waivers or other changes thereto.

        5.12    Intellectual Property Rights.

        (a)   The attached Intellectual Property Schedule contains a complete and accurate list, in all material respects, of all (i) patented or registered Intellectual Property Rights owned or, to the Company's knowledge, used by the Company or any of its Subsidiaries, and (ii) pending patent applications and applications for other registrations of Intellectual Property Rights filed by or on behalf of the Company or any of its Subsidiaries. The Company or one of its Subsidiaries owns and possesses all right, title and interest to, or has the right to use pursuant to a license that is, to the knowledge of the Company, valid and enforceable, all material Intellectual Property Rights necessary for the operation of the businesses of the Company and its Subsidiaries as presently conducted, free and clear of all Liens other than Permitted Liens. Without limiting the generality of the foregoing, the Company or one of its Subsidiaries owns and possesses all right, title and interest in and to all material Intellectual Property Rights necessary for the operation of the businesses of the Company and its Subsidiaries (x) created or developed by the Company's and its Subsidiaries' employees, consultants or contractors or under the direction or supervision of the Company's and its Subsidiaries' employees, consultants or contractors relating to the businesses of the Company and its Subsidiaries or to the research or development conducted by or for the Company and its Subsidiaries or (y) embodied in any of the Company's or its Subsidiaries past or present products or services, and no current or former employee, consultant or contractor has any valid claim of ownership, in whole or part, to any such Intellectual Property Rights, or any valid right to use any such Intellectual Property Rights or derivative works thereof. For purposes of this Section 5.13(a), the term "derivative work" shall have the same meaning as provided in 17 U.S.C. § 101. The Company and each of its Subsidiaries has taken all necessary steps to maintain the existing registrations and applications for the Intellectual Property Rights which it owns.

        (b)   Except as set forth on the attached Intellectual Property Schedule, (i) there have been no claims made against the Company or any of its Subsidiaries asserting the invalidity, misuse or unenforceability of any of the Intellectual Property Rights owned or used by the Company or any of its Subsidiaries and, to the Company's knowledge, there is no basis for any such claim, (ii) neither the Company nor any Subsidiary has received any notices of, and the Company has no knowledge of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to any Intellectual Property Rights (including any demand or request that the Company or any of its Subsidiaries license any rights from a third party), (iii) the conduct of the Company's and its Subsidiaries' businesses has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons in any material respect, and (iv) to the Company's knowledge, the Intellectual Property Rights owned by the Company or its Subsidiaries have not been infringed, misappropriated or conflicted by other Persons. The transactions contemplated by this Agreement will not have a material adverse effect on the Company's or any of its Subsidiaries' right, title or interest in and to the Intellectual Property Rights listed on the Intellectual Property Schedule and all of such Intellectual Property Rights shall be owned or available for use by the Company and its Subsidiaries on identical terms and conditions immediately after the Closing other than Intellectual Property Rights relating to the name "Cameron Capital" which, subject to Section 9.12, the Company and CC1 shall cease to use from and after Closing.

        (c)   Neither the Company nor its Subsidiaries, nor to the Company's knowledge any of their current or former employees is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement or any restrictive covenant relating to the employment of such person or to the use of trade secrets or the non-disclosure of proprietary information of others.

        (d)   The Intellectual Property Schedule sets forth a true, correct and complete list of all software owned by a Seller Party that was developed by or for a Seller Party and used in the business of the Company or its Subsidiaries. The Intellectual Property Schedule sets forth a true, correct and complete list of the material software owned by a third party that is licensed by any Seller Party and used in the business of the Company or its Subsidiaries.

        (e)   For the purposes of this Section 5.12, references to the Company and its Subsidiaries shall exclude the Excluded Subsidiaries.

        5.13    Litigation.    Except as set forth on the attached Litigation Schedule, there are no (and, during the nineteen (19) months preceding the date hereof, there have not been any material) actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (or to the Company's knowledge, pending or threatened against or affecting any of the officers, directors or employees of the Company or any of its Subsidiaries with respect to their business activities on behalf of the Company or its Subsidiaries), or pending or threatened by the Company or any of its Subsidiaries against any Person, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement). Neither the Company nor any of its Subsidiaries is subject to any arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries; and, to the Company's knowledge, there is no reasonable basis for any of the foregoing. The foregoing includes actions pending or threatened involving the prior employment of any of the Company's or its Subsidiaries' employees, their use in connection with the Company's or its Subsidiaries' businesses of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers. Neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree of any court or other governmental agency. There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to Company's knowledge, threatened against or affecting Seller or the Company or any of its Subsidiaries in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

        5.14    Compliance with Laws.    Except as set forth on the attached Compliance Schedule:

        (a)   Each of the Company and its Subsidiaries has materially complied and is in material compliance with all applicable laws, ordinances, codes, rules, requirements and regulations of foreign, federal, state and local governments and all agencies thereof relating to the operation of its business and the maintenance and operation of its properties and assets. No written notices have been received by and no claims have been filed against the Company or any of its Subsidiaries alleging a violation of any such laws, ordinances, codes, rules, requirements or regulations, and, to the knowledge of the Company, in the past nineteen (19) months none of the Company or any of its Subsidiaries have been subject to any material adverse inspection, finding, investigation, penalty assessment, audit or other compliance or enforcement action. Neither the Company nor any of its Subsidiaries has made any political contributions, bribes, kickback payments or other similar payments of cash or other consideration, including payments to customers or clients or employees of customers or clients for purposes of doing business with such Persons; provided, that Seller makes no representation as to whether the Company or its Subsidiaries made any such payments prior to June 1, 2006.

        (b)   Each of the Company and its Subsidiaries holds and is in material compliance with all material permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations of all foreign, federal, state and local governmental agencies required for the conduct of its business and the ownership of its properties, and the attached Permits Schedule sets forth a list of all of such material permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations. No written notices have been received by the Company or any of its Subsidiaries alleging the failure to hold any of the foregoing. All of such material permits, licenses, bonds, approvals, accreditations, certificates, registrations and authorizations will be available for use by the Company and its Subsidiaries immediately after the Closing.

        5.15    Environmental and Safety Matters.    Except as set forth on the attached Environmental and Safety Matters Schedule:

        (a)   Each of the Company and its Subsidiaries has complied and is in compliance with all Environmental and Safety Requirements in all material respects.

        (b)   Without limiting the generality of the foregoing, each of the Company and its Subsidiaries has obtained and complied in all material respects with, and is in material compliance with, all material permits, licenses and other authorizations that are required pursuant to Environmental and Safety Requirements for the occupation of its facilities and the operation of its business.

        (c)   Since June 1, 2006 and, to the Company's knowledge, prior thereto, neither the Company nor any of its Subsidiaries has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental and Safety Requirements.

        (d)   To the Company's knowledge, none of the following exists at any property or facility owned or operated by the Company or its Subsidiaries: (i) underground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.

        (e)   None of the Company, its Subsidiaries, or, to the knowledge of the Company, their respective predecessors or Affiliates, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any hazardous substance, or, to the knowledge of the Company, owned or operated any property or facility (and, to the knowledge of the Company, no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to material liabilities, including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigatory, corrective or remedial obligations, pursuant to CERCLA, the Solid Waste Disposal Act, as amended or any other Environmental and Safety Requirements.

        (f)    Neither the Company nor any of its Subsidiaries, or, to the knowledge of the Company, any predecessors or Affiliates of the Company or its Subsidiaries, has manufactured, sold, marketed, installed or distributed products containing asbestos, and with respect to such entities, to the knowledge of the Company no basis in law or fact exists to support an assertion of any claim, action or obligation with respect to any adverse consequences arising from, relating to, or based on the presence or alleged presence of asbestos or asbestos-containing materials in any product or item manufactured, sold, marketed, installed, stored, transported, handled or distributed at any time by the Company, its Subsidiaries or, to the knowledge of the Company, any of their respective predecessors or Affiliates, or based on the presence or alleged presence of asbestos or asbestos-containing materials at any property or facility owned, leased or operated by the Company, its Subsidiaries or any of their respective predecessors or Affiliates.

        (g)   The Seller Parties have furnished to the Buyer all environmental audits, reports and other material environmental documents relating to the current and former operations and facilities of the Company and its Subsidiaries, which are in their possession, custody or control.

        5.16    Employees.    The attached Employees Schedule correctly sets forth the name and current annual salary (or hourly wages, as the case may be) of each of the Company's and any of its Subsidiaries' executive officers, Headquarter Staff and any other employee earning more than $50,000 per year, and whether any such employees are absent from active employment, including leave of absence or disability. Except as set forth on the attached Employees Schedule, (a) the Company and each of its Subsidiaries have complied in all material respects with all laws relating to the employment of labor (including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes), and the Company does not have any knowledge that the Company or of any of its Subsidiaries has any material labor relations problems (including any union organization activities, threatened or actual strikes or work stoppages or material grievances); and (b) neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any of their respective employees are subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, or in conflict with the present business activities of the Company or any of its Subsidiaries, except for agreements between the Company or its Subsidiaries and their present and former employees. The Employees Schedule sets forth the aggregate amount of bonuses anticipated to be paid to the Company's and its Subsidiaries' officers required to be set out therein in respect of the twelve months ended December 28, 2007 that have not yet been paid, and the categories of persons eligible for such bonuses.

        5.17    Employee Benefit Plans.

        (a)   The attached Employee Benefits Schedule sets forth an accurate and complete list of each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) and each other employee benefit plan, program or arrangement providing benefits to current or former employees (including any bonus plan, plan for deferred compensation, retirement, severance, employee health or other welfare benefit plan or other arrangement), currently maintained, sponsored, or contributed to by the Company or a Subsidiary, or with respect to which the Company or any of its Subsidiaries has any liability or potential liability. Each such item listed on the attached Employee Benefits Schedule is referred to herein as a "Plan." For purposes of this Section 5.17, the term "Company" includes all entities treated as a single employer with the Company pursuant to Section 414 of the Code.

        (b)   Neither the Company nor any of its Subsidiaries has any obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect to) any "multiemployer plan" (as defined in Section 3(37) of ERISA) or any employee benefit plan which is a "defined benefit plan" (as defined in Section 3(35) of ERISA), whether or not terminated.

        (c)   Except as set forth on the Employee Benefits Schedule under the heading "Terminated Employee Benefits," neither the Company nor any of its Subsidiaries has any obligation under any Plan or otherwise to provide medical, health, life insurance or other welfare-type benefits to current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable state law).

        (d)   Except as set forth on the Employee Benefits Schedule under the heading "Profit Sharing Plans," neither the Company nor any of its Subsidiaries maintains, contributes to or has any liability or potential liability under (or with respect to) any employee benefit plan which is a "defined contribution plan" (as defined in Section 3(34) of ERISA), whether or not terminated.

        (e)   With respect to the Plans, all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been made on a timely basis or properly accrued on the Latest Balance Sheet. None of the Plans has any unfunded liabilities which are not reflected on the Latest Balance Sheet.

        (f)    The Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance in all material respects with their terms and with the applicable provisions of ERISA, the Code and other applicable laws. Neither the Company, any of its Subsidiaries, nor, to the Company's knowledge, any trustee or administrator of any Plan has engaged in any transaction with respect to the Plans which would subject the Company, any Subsidiary or any trustee or administrator of the Plans, or any party dealing with any such Plan, nor do the transactions contemplated by this Agreement constitute transactions which would subject any such party, to either a civil penalty assessed pursuant to Section 502(i) of ERISA or the tax or penalty on prohibited transactions imposed by Section 4975 of the Code. No actions, suits, audits, investigations or claims with respect to the assets of the Plans (other than routine claims for benefits) are pending or threatened which could result in or subject the Company or any of its Subsidiaries to any material liability and there are no circumstances which would give rise to or be expected to give rise to any such actions, suits or claims. No liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA has been, or could reasonably be expected to be, incurred by the Company or any of its Subsidiaries.

        (g)   Each of the Plans which is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service that such plan is qualified under Section 401(a) of the Code or is entitled to rely upon an opinion or notification letter issued to the sponsor of an IRS-approved M&P or volume submitter plan document, and, to the knowledge of the Company, there are no circumstances which would adversely affect the qualified status of any such Plan.

        (h)   The Company has provided Buyer with true and complete copies of all documents pursuant to which the Plans are maintained, funded and administered.

        5.18    Insurance.    The attached Insurance Schedule contains a true and complete list of all insurance policies to which the Company or any of its Subsidiaries is a party or which provide coverage to or for the benefit of or with respect to the Company, its Subsidiaries or any director or employee of the Company or its Subsidiaries in his or her capacity as such (the "Insurance Policies"), indicating in each case the type of coverage, name of the insured, the insurer, the premium, the expiration date of each policy and the amount of coverage. The attached Insurance Schedule also describes any self-insurance or co-insurance arrangements by or affecting the Company or its Subsidiaries, including any reserves established thereunder. Each Insurance Policy is in full force and effect and, other than the Directors and Officers' Insurance Policy of the Seller which currently applies to the Company and its Subsidiaries, shall, unless otherwise elected by Buyer, remain in full force and effect in accordance with its terms immediately following the Closing. Neither the Company nor any of its Subsidiaries is in default in any material respect with respect to its obligations under any insurance policy maintained by it. The Company and its Subsidiaries are current in all premiums or other payments due under the Insurance Policies and have otherwise complied in all material respects with all of their obligations under each Insurance Policy. The Company has given timely notice to the insurer of all material claims that may be insured thereby. Except as disclosed in the Insurance Schedule, to the knowledge of the Company, no Insurance Policy provides for any retrospective premium adjustment or other experience-based liability on the part of the Company or any of its Subsidiaries.

        5.19    Tax Matters.

        (a)   The Company and each Subsidiary and each Affiliated Group has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all material respects. All Taxes due and payable by the Company and its Subsidiaries have been paid, and the Company and its Subsidiaries have withheld and paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party.

        (b)   Except as set forth on the attached Taxes Schedule:

          (i)    none of the Company or any of its Subsidiaries has requested or been granted an extension of the time for filing any Tax Return which has not yet been filed;

          (ii)   none of the Company or any of its Subsidiaries has consented to waive the relevant statute of limitations or extend the time in which any material Tax may be assessed or collected by any taxing authority;

          (iii)  no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company or any Subsidiary;

          (iv)  there is no action, suit, taxing authority proceeding or audit now in progress, or to the Company's knowledge, pending or threatened against or with respect to the Company or any Subsidiary;

          (v)   to the knowledge of the Company, no claim has ever been made by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any such Subsidiary, respectively, is or may be subject to taxation by that jurisdiction;

          (vi)  none of the Company or any Subsidiary has made any election under Section 341(f) of the Code (or any corresponding provision of state, local or foreign income Tax law);

          (vii) none of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date;

          (viii)  none of the Company or any of its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement;

          (ix)  none of Company or any of its Subsidiaries has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

          (x)   none of the Company or its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than one of which the Company is the common parent) or (B) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

          (xi)  neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code § 280G (or any corresponding provision of state, local or foreign Tax law); and

          (xii) No Person (other than the Company or its Subsidiaries) has any right to or interest in any Tax refunds that may be payable at any time to the Company or its Subsidiaries. Without limiting the generality of the foregoing, Seller confirms that no prior owner of the Company or any Subsidiary (or any of their respective assets or businesses) has any right to receive (or to be paid with respect to receipt by the Company and its Subsidiaries of) any Tax refund that is allocated to prior periods, including those that result from net operating losses being carried back to prior periods.

        5.20    Brokerage and Transaction Bonuses.    Except as set forth on the attached Brokerage Schedule, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Seller, the Company or any of its Subsidiaries and any fees, costs or other expenses of any such Person set forth on the Brokerage Schedule will be borne solely by Seller. There are no bonuses, severance or other similar compensation (discretionary or otherwise) payable to any employee of the Company or any of its Subsidiaries in connection with or arising out of the transactions contemplated hereby. The consummation of the transaction contemplated by this agreement will not accelerate the time of payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under any Plan.

        5.21    Bank Accounts; Locations.    The Bank Account Schedule to be delivered to Buyer at least 5 days prior to Closing will list, as of Closing, all of the Company's and its Subsidiaries' bank accounts (designating each authorized signatory and the level of each signatory's authorization). All of the tangible assets and properties of the Company and its Subsidiaries are located at the locations set forth on the attached Locations Schedule.

        5.22    Affiliate Transactions.    Except as set forth on the attached Affiliated Transactions Schedule, no officer, director, shareholder, employee, or Affiliate of the Company or any of its Subsidiaries or, to the Company's knowledge, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement (not including employment agreements and benefit arrangements with the Company or its Subsidiaries, which need not be disclosed in the Affiliated Transactions Schedule), contract, commitment or transaction with the Company or any of its Subsidiaries or any of the Company's material suppliers or has any interest in any assets or property used by the Company or any of its Subsidiaries (including any Intellectual Property Rights). The attached Affiliated Transactions Schedule contains a description of all intercompany services provided to or on behalf of the Company or any of its Subsidiaries by Seller or its Affiliates (other than the Company and its Subsidiaries) and the costs associated therewith.

Except as set forth and described on the attached Affiliated Transactions Schedule, none of the assets, tangible or intangible, or properties that are used by the Company or any of its Subsidiaries are owned by Seller or its Affiliates (other than the Company and its Subsidiaries).

        5.23    Certain Indebtedness Matters.    Since the date of the Latest Balance Sheet and through the Closing, the Company and its Subsidiaries have operated in the ordinary course with respect to gift cards and gift certificates. The total amount of personnel bonuses due from the Company and its Subsidiaries as of the Closing will not exceed $335,000, of which none shall be due to Steven Hudson.

        5.24    Disclosure.    Neither this Article V or any of the Exhibits or Schedules attached hereto nor any of the certificates or other items prepared and supplied to Buyer or its Affiliates by or on behalf of the Company, its Subsidiaries or Seller pursuant to this Agreement contain any untrue statement of a material fact or, to the knowledge of the Company, omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE V.1
REPRESENTATIONS AND WARRANTIES OF STEPHEN POWELL

        As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Powell hereby represents and warrants to Buyer that as of the date hereof and as of the Closing Date:

        5.1.1    Title to Shares.    500 Class B Shares of the Capital Stock of the Company are held beneficially and of record by the Powell, free and clear of all Encumbrances. At the Closing, Powell shall sell to Buyer good and valid title to all of such 500 Shares, free and clear of all Encumbrances.

        5.1.2    Authorization.    This Agreement has been duly executed and delivered by Powell and constitutes a valid and binding obligation of Powell enforceable against him in accordance with its terms (except as enforceability may be limited by laws relating to bankruptcy, insolvency, winding-up or other similar laws affecting the enforcement of creditors' rights and by general principles of equity). The assignments, endorsements, stock powers and other instruments of transfer delivered by Powell to Buyer at the Closing will be sufficient to transfer his entire interest, legal and beneficial, in the 500 Shares held by him. Powell has, and on the Closing Date will have, full power and authority to convey good and marketable title to all of the 500 Shares held by him, and upon transfer to Buyer of the certificates representing such Shares, Buyer will receive good and marketable title to such 500 Shares, free and clear of all Encumbrances.

Powell agrees to and shall indemnify the Buyer Parties and save and hold each of them harmless against and pay on behalf of or reimburse such Buyer Parties for any Losses which any such Buyer Party suffers, sustains or becomes subject to, as a result of, in connection with, relating or incidental to or by virtue of any breach of any representation or warranty in this Article V.1 to an aggregate maximum amount of $550,000.

 ARTICLE V.2
REPRESENTATIONS AND WARRANTIES OF
MACKENZIE LIMITED PARTNERSHIP

        As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Mackenzie hereby represents and warrants to Buyer that as of the date hereof and as of the Closing Date:

        5.2.1    Formation and Organization.    Mackenzie is a limited partnership duly formed, organized, validly existing and in good standing under the laws of its State of formation.

        5.2.2    Title to Shares.    500 Class B Shares of the Capital Stock of the Company are held beneficially and of record by Mackenzie, free and clear of all Encumbrances. At the Closing, Mackenzie shall sell to Buyer good and valid title to all of such 500 Shares, free and clear of all Encumbrances.

        5.2.3    Authorization.    The execution, delivery and performance of this Agreement has been duly authorized by the general partner of Mackenzie, and no other act (partnership or otherwise) or other proceeding is necessary to authorize the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby by Mackenzie. This Agreement has been duly executed and delivered by Mackenzie and constitutes a valid and binding obligation of Mackenzie enforceable against it in accordance with its terms (except as enforceability may be limited by laws relating to bankruptcy, insolvency, winding-up or other similar laws affecting the enforcement of creditors' rights and by general principles of equity). The assignments, endorsements, stock powers and other instruments of transfer delivered by Mackenzie to Buyer at the Closing will be sufficient to transfer its entire interest, legal and beneficial, in the 500 Shares held by it. Mackenzie has, and on the Closing Date will have, full power and authority to convey good and marketable title to all of the 500 Shares held by it, and upon transfer to Buyer of the certificates representing such Shares, Buyer will receive good and marketable title to such 500 Shares, free and clear of all Encumbrances.

Mackenzie agrees to and shall indemnify the Buyer Parties and save and hold each of them harmless against and pay on behalf of or reimburse such Buyer Parties for any Losses which any such Buyer Party suffers, sustains or becomes subject to, as a result of, in connection with, relating or incidental to or by virtue of any breach of any representation or warranty in this Article V.2 to an aggregate maximum amount of $550,000.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF REGIS

        As an inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, Regis hereby represents and warrants to Seller that as of the date hereof and as of the Closing Date:

        6.1    Organization and Power.    Regis is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Regis has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

        6.2    Authorization.    The execution, delivery and performance by Regis of this Agreement and all of the other agreements and instruments contemplated hereby to which Regis is a party and the consummation of the transactions contemplated hereby have been duly and validly authorized by Regis, and no other corporate act or proceeding on the part of Regis, its board of directors or stockholders is necessary to authorize the execution, delivery or performance of this Agreement and all of the other agreements and instruments contemplated hereby to which Regis is a party and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Regis and constitutes a valid and binding obligation of Regis, enforceable in accordance with its terms (except as enforceability may be limited by laws relating to bankruptcy, insolvency, winding-up or other similar laws affecting the enforcement of creditors' rights and by general principles of equity) and each of the other agreements and instruments contemplated hereby to which Regis is a party, when executed and delivered by Regis, in accordance with the terms hereof, shall each constitute a valid and binding obligation of Regis, as applicable, enforceable with its respective terms (except as enforceability may be limited by laws relating to bankruptcy, insolvency, winding-up or other similar laws affecting the enforcement of creditors' rights and by general principles of equity).

        6.3    No Violation.    Regis is not subject to nor obligated under its articles of incorporation or by-laws, or any applicable law, rule or regulation of any governmental authority, or any agreement, instrument, license or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

        6.4    Governmental Authorities and Consents.    No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority or any other Person is required in connection with the execution, delivery or performance of this Agreement by Regis or the consummation by Regis of the transactions contemplated hereby.

        6.5    Litigation.    There are no actions, suits, proceedings, orders or investigations pending or, to Regis's knowledge, threatened against or affecting Regis, at law or in equity, or before or by any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Regis's performance under this Agreement or the consummation of the transactions contemplated hereby.

        6.6    Brokerage.    There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Regis for which Seller would be liable.

ARTICLE VI.1
REPRESENTATIONS AND WARRANTIES RELATING TO THE BUYER

        As an inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, Regis and the Buyer hereby represent and warrant to Seller that as of the date hereof and as of the Closing Date:

        6.1.1    Organization and Power.    Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

        6.1.2    Authorization.    The execution, delivery and performance by Buyer of this Agreement and all of the other agreements and instruments contemplated hereby to which Buyer is a party and the consummation of the transactions contemplated hereby have been duly and validly authorized by Buyer, and no other corporate act or proceeding on the part of Buyer, its board of directors or stockholders is necessary to authorize the execution, delivery or performance of this Agreement and all of the other agreements and instruments contemplated hereby to which Buyer is a party and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms (except as enforceability may be limited by laws relating to bankruptcy, insolvency, winding-up or other similar laws affecting the enforcement of creditors' rights and by general principles of equity) and each of the other agreements and instruments contemplated hereby to which Buyer is a party, when executed and delivered by Buyer, in accordance with the terms hereof, shall each constitute a valid and binding obligation of Buyer, as applicable, enforceable with its respective terms (except as enforceability may be limited by laws relating to bankruptcy, insolvency, winding-up or other similar laws affecting the enforcement of creditors' rights and by general principles of equity).

        6.1.3    No Violation.    Buyer is not subject to nor obligated under its articles of incorporation or by-laws, or any applicable law, rule or regulation of any governmental authority, or any agreement, instrument, license or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

        6.1.4    Governmental Authorities and Consents.    No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority or any other Person is required in connection with the execution, delivery or performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

        6.1.5    Litigation.    There are no actions, suits, proceedings, orders or investigations pending or, to Buyer's knowledge, threatened against or affecting Buyer, at law or in equity, or before or by any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer's performance under this Agreement or the consummation of the transactions contemplated hereby.

        6.1.6    Brokerage.    There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer for which Seller would be liable.

ARTICLE VII
TERMINATION

        7.1    Termination.    This Agreement may be terminated at any time prior to the Closing only as follows:

        (a)   by the mutual written consent of Buyer and Seller;

        (b)   by Buyer if there has been a material misrepresentation or a material breach of warranty or a material breach of a covenant by any Seller Party in the representations and warranties or covenants set forth in this Agreement or the Schedules attached hereto, which in the case of any material misrepresentation or material breach of warranty or covenant has not been cured or waived in writing within fifteen (15) days after written notification thereof by Buyer to Seller. For the avoidance of doubt, the parties agree that disclosure after the date of this Agreement of an exception to a representation shall not be deemed to cure a misrepresentation;

        (c)   by Seller if there has been a material misrepresentation or a material breach of warranty or a material breach of a covenant by Regis or Buyer in the representations and warranties or covenants set forth in this Agreement or the Schedules hereto, which in the case of any material misrepresentation or material breach of warranty or covenant has not been cured or waived in writing within fifteen (15) days after written notification thereof by Seller to Regis and Buyer. For the avoidance of doubt, the parties agree that disclosure after the date of this Agreement of an exception to a representation shall not be deemed to cure a misrepresentation; or

        (d)   by either Buyer or Seller if the transactions contemplated hereby have not been consummated by March 31, 2008;

provided that the party electing termination pursuant to clause (b), (c) or (d) of this Section 7.1 is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement (which, in the case of Seller, shall include any such breach by Powell and Mackenzie as well). In the event of termination by Buyer or Seller pursuant to this Section 7.1, written notice thereof (describing in reasonable detail the basis therefor) shall forthwith be delivered to the other parties.

        7.2    Effect of Termination.    In the event of termination of this Agreement by Buyer or Seller as provided above, this Agreement shall forthwith terminate and have no further force and effect, except that (a) the covenants and agreements set forth in this Section 7.2 and Sections 8.5 (Expenses), 8.6 (Specific Performance) and 8.9 (Confidentiality) and Article IX (Miscellaneous) shall survive such termination indefinitely and (b) nothing in Section 7.1 or this Section 7.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

ARTICLE VIII
ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

        8.1    Survival of Representations and Warranties.    The representations and warranties in this Agreement and the Schedules and Exhibits attached hereto shall survive the Closing as follows:

        (a)   the representations and warranties in Section 5.19 (Tax Matters) shall terminate when the applicable statutes of limitations with respect to the liabilities in question expire (after giving effect to any extensions or waivers thereof), plus thirty (30) days;

        (b)   the representations and warranties in Section 5.15 (Environmental and Safety Requirements) and Section 5.17 (Employee Benefit Plans) shall terminate on the seventh anniversary of the Closing Date;

        (c)   the representations and warranties in Section 5.1 (Corporate Organization), Section 5.2 (Capital Stock and Related Matters; Title to Shares), Section 5.3(a) (Authorization), Section 5.4 (Subsidiaries), Section 5.20 (Brokerage and Transaction Bonuses), Section 5.22 (Affiliate Transactions), Section 6.1 (Organization and Power) and Section 6.2 (Authorization), shall not terminate; and

        (d)   all other representations and warranties in this Agreement shall terminate on the first anniversary of the Closing Date;

provided that any representation or warranty in respect of which indemnity may be sought under Section 8.2 below, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time (regardless of when the Losses in respect thereof may actually be incurred). The representations and warranties in this Agreement and the Schedules and Exhibits attached hereto or in any writing delivered by any party to another party in connection with this Agreement shall survive for the periods set forth in this Section 8.1.

        8.2    Indemnification.

          (a)    Indemnification by Seller.    Seller agrees to and shall indemnify the Buyer Parties and save and hold each of them harmless against and pay on behalf of or reimburse such Buyer Parties for any Losses which any such Buyer Party suffers, sustains or becomes subject to, as a result of, in connection with, relating or incidental to or by virtue of: (i) any breach by Seller of any representation or warranty made by Seller in this Agreement or any of the Schedules attached hereto, or in any of the certificates furnished by the Seller pursuant to this Agreement; (ii) any breach of any covenant or agreement by any Seller Party under this Agreement or any of the Schedules attached hereto, or in any of the certificates furnished by the Seller pursuant to this Agreement; or (iii) the Excluded Subsidiaries and the transactions pursuant to which their assets and liabilities were transferred to and/or assumed by CC Newco (including but not limited to Tax liabilities).

          (b)    Indemnification by Buyer.    Buyer agrees to and shall indemnify Seller and its Affiliates, employees, agents, partners, representatives, successors and permitted assigns ("Seller Group Members") and hold them harmless against any Losses which any such Seller Group Member suffers, sustains or becomes subject to, as the result of, in connection with, relating or incidental to or by virtue of the breach by Buyer or Regis of any representation, warranty, covenant or agreement made by Buyer or Regis in this Agreement, any of the Schedules attached hereto or any of the certificates furnished by Buyer or Regis pursuant to this Agreement.

          (c)    Manner of Payment.    Any indemnification of the Seller Group Members pursuant to this Section 8.2 shall be effected by wire transfer of immediately available funds from Buyer to an account designated by the applicable Seller Group Member, as the case may be, within ten (10) days after the determination thereof. Any indemnification of the Buyer Parties pursuant to this Section 8.2 shall be made solely as provided in Section 8.2(g); provided, that in connection with any such indemnification (i) with respect to any Specified Representation and Warranty, or (ii) under Sections 8.2(a)(ii) or 8.2(a)(iii), the Buyer may require such payment to be made by wire transfer of immediately available funds from Seller to an account designated by the applicable Buyer Party, as the case may be, within ten (10) days after the determination thereof Any such indemnification payments shall include interest at the Applicable Rate calculated on the basis of the actual number of days elapsed over 360, from the date any such Loss is suffered or sustained to the date of payment.

          (d)    Defense of Third-Party Claims.    Any Person making a claim for indemnification under this Section 8.2 (an "Indemnitee") shall notify the indemnifying party (an "Indemnitor") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) the Indemnitor has been materially prejudiced thereby. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee's claim for indemnification at such Indemnitor's expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a nationally recognized and reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided, that, prior to the Indemnitor assuming control of such defense it shall first (i) verify to the Indemnitee in writing that such Indemnitor shall be fully responsible (with no reservation of any rights) for all liabilities and obligations relating to such claim for indemnification and that (without regard to any dollar or source limitations otherwise set forth herein) it shall provide full indemnification (whether or not otherwise required hereunder) to the Indemnitee with respect to such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification hereunder and (ii) enter into an agreement with the Indemnitee in form and substance satisfactory to the Indemnitee which agreement unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such action, lawsuit, proceeding, investigation or facts giving rise to such claim for indemnification hereunder; and provided, further, that:

          (i)    the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor, and except that the Indemnitor shall pay all of the fees and expenses of such separate counsel if the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee);

          (ii)   the Indemnitor shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and shall pay the fees and expenses of counsel retained by the Indemnitee if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (2) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnitee's reputation or future business prospects; (3) the claim seeks an injunction or equitable relief against the Indemnitee; (4) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; (5) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim or (6) the Indemnitee reasonably believes that the Loss relating to the claim could exceed the maximum amount that such Indemnitee could then be entitled and expected to recover under the applicable provisions of Section 8.2; and

          (iii)  if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice.

          (e)    Direct Claims.    Notwithstanding anything herein to the contrary, any claim by an Indemnitee for indemnification not involving a third party claim may be asserted by giving the Indemnitor written notice thereof. If the Indemnitor does not notify the Indemnitee within thirty (30) calendar days following its receipt of such notice that the Indemnitor disputes its liability to the Indemnitee, such claim specified by the Indemnitee in such notice shall be conclusively deemed an obligation of the Indemnitor hereunder, and the Indemnitor will pay the amount of such Losses to the Indemnitee on demand. Any disputes with respect to any claim under this Section 8.2(e) shall be resolved by arbitration in the manner provided in Section 9.11 below.

          (f)    Certain Waivers; etc.    Each of Seller, Powell and Mackenzie hereby agrees that it shall not (and shall cause its Affiliates not to) make any claim for indemnification against Buyer, the Company, its Subsidiaries or any of their respective Affiliates by reason of the fact that Seller, Powell or Mackenzie or any Affiliate of them is or was a shareholder, member, director, manager, officer, employee or agent of the Company or its Subsidiaries or is or was serving at the request of the Company, its Subsidiaries or any of its Affiliates as a partner, manager, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by any of the Buyer Parties pursuant to this Agreement or applicable law or otherwise, and each of Seller, Powell and Mackenzie (on its own behalf and on behalf of its Affiliates) hereby acknowledges and agrees that it shall not have any claim or right to contribution or indemnity from the Company or its Subsidiaries with respect to any amounts paid by it pursuant to this Agreement or otherwise. Effective upon the Closing, each of Seller, Powell and Mackenzie (on its own behalf and on behalf of its Affiliates) hereby irrevocably waives, releases and discharges the Company and its Subsidiaries from any and all liabilities and obligations to it of any kind or nature whatsoever, whether in its capacity as a shareholder, manager, member, officer or director of the Company or its Subsidiaries or otherwise (including in respect of any rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (but not any claims, liabilities or obligations arising under this Agreement or any of the other agreements executed and delivered by Buyer in connection herewith) or otherwise at law or equity, and each of Seller, Powell and Mackenzie agrees that it shall not (and that it shall cause its Affiliates not to) seek to recover any amounts in connection therewith or thereunder from the Company or its Subsidiaries. In no event shall the Company or its Subsidiaries have any liability whatsoever to Seller, Powell or Mackenzie (or any of their Affiliates) for breaches of the representations, warranties, agreements or covenants of any Seller Party hereunder, and no Seller Party shall (and shall cause its Affiliates not to) in any event seek contribution from the Company or its Subsidiaries in respect of any payments required to be made by Seller pursuant to this Agreement.

          (g)    Certain Limits on Indemnification for Seller Representations.    Seller shall not have any liability (or Buyer any recourse) under Section 8.2(a)(i) above (other than with respect to the representations and warranties contained in Section 5.1 (Corporate Organization), Section 5.2 (Capital Stock and Related Matters; Title to Shares), Section 5.3(a) (Authorization), Section 5.4 (Subsidiaries), Section 5.20 (Brokerage and Transaction Bonuses), and Section 5.22 (Affiliate Transactions) (collectively, the "Specified Representations and Warranties")), in each case other than (A) as Buyer may obtain from the Escrow Funds (as defined in the Escrow Agreement) in the Escrow Account (as defined in the Escrow Agreement), and (B) as may be recovered by reducing amounts payable to CC Newco under the Consulting Agreement as contemplated by the Consulting Agreement. Notwithstanding the foregoing, nothing in this Agreement (including this Section 8.2(g)) shall limit or restrict any of the Buyer Parties' right to maintain or recover any amounts in connection with any action or claim based upon fraud.

          (h)    Treatment of Indemnification Payments.    All indemnification payments under this Section 8.2 (including those recovered by offset against amounts payable by Buyer under the Consulting Agreement) shall be deemed adjustments to the Purchase Price set forth in Section 2.3(a) above. Notwithstanding anything herein to the contrary, no investigation or knowledge of any party, whenever undertaken or however obtained, shall limit such party's right to indemnification hereunder in any manner.

          (i)    Guaranty.    CCC hereby unconditionally and irrevocably guarantees to Buyer the full and complete payment when due of all amounts payable by Seller to Buyer or any Buyer Party under (A) Section 8.2(a)(i) but only with respect to the Specified Representations and Warranties, and (B) Section 8.2(a)(iii). CCC agrees that this guaranty is a present and continuing guaranty of payment and not of collectibility. CCC agrees that such obligations shall be primary obligations of CCC, shall not be subject to any counterclaim, set-off, abatement, deferment or defense based upon any claim that CCC may have against any Person, and shall remain in full force and effect without regard to, and shall not be released, discharged, limited or affected in any way by any circumstance or condition (whether or not CCC shall have any knowledge thereof), including, without limitation, any voluntary or involuntary bankruptcy, insolvency, reorganization, arrangement, readjustment, assignment for the benefit of creditors, composition, receivership, liquidation, marshalling of assets and liabilities or similar events or proceedings with respect to Seller or any other Person. CCC unconditionally waives, to the extent permitted by law, all notices, demands, presentment and protest, and all suretyship defenses.

        8.3    Mutual Assistance.    Buyer and the Seller Parties agree that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any federal, state, local or foreign governmental authority required to be submitted jointly by such Persons in connection with the execution and delivery of this Agreement and/or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby.

        8.4    Press Release and Announcements.    Unless required by law (in which case each of the Buyer and Seller agree to use reasonable efforts to consult with the other party prior to any such disclosure as to the form and content of such disclosure), after the date hereof and through and including the Closing Date, no press releases, announcements to the employees, customers or suppliers of the Company or any of its Subsidiaries or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the consent of Buyer and Seller; provided, that (i) the Buyer or Regis may issue a press release announcing this transaction following the execution of this Agreement in substantially the form previously provided by Buyer to Seller (the "Initial Release"), and may thereafter discuss and distribute the contents of such Initial Release and other information about the transactions contemplated herein as it deems reasonably necessary in the course of its business, and (ii) following the issuance of the Initial Release the Seller, the Company and/or BeautyFirst may issue its own press release announcing this transaction, in form agreed by the Buyer and the Seller, acting reasonably, and may thereafter discuss and distribute the contents of such press release and other information about the transactions contemplated herein reasonably necessary in the course of their relations with shareholders, employees, customers and suppliers. After the Closing, Buyer may issue any such releases of information without the consent of any other party hereto.

        8.5    Expenses.    Except as otherwise provided herein, Regis and Buyer shall pay all of their own and all of their Affiliates' fees, costs and expenses (including fees, costs and expenses of legal counsel, accountants, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. The Seller (and/or the Company if paid prior to Closing) shall pay all of its own and all of their Affiliates and all of the Company's and its Subsidiaries' fees, costs and expenses (including fees, costs and expenses of legal counsel, accountants, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated hereby.

        8.6    Specific Performance.    Each party acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each party agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.

        8.7    Further Assurances.    In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other party hereto reasonably may request. Seller Parties acknowledge and agree that, from and after the Closing, Buyer will be entitled to possession of, and Seller Parties shall deliver to Buyer, all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Company and its Subsidiaries.

        8.8    Confidentiality.    Each Seller Party agrees not to disclose or use at any time (and shall cause each of its Affiliates not to use or disclose at any time) any Confidential Information. Each Seller Party further agrees to take all commercially reasonable steps (and to cause each of its Affiliates to take all commercially reasonable steps) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. In the event any Seller Party or any of its respective Affiliates is required by law to disclose any Confidential Information, such Seller Party shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and all Seller Parties shall cooperate with Buyer and the Company to preserve the confidentiality of such information consistent with applicable law.

        8.9    Tax Matters.    The following provisions shall govern the allocation of responsibility as between Buyer and the Seller Parties for certain tax matters following the Closing Date:

          (a)    Tax Indemnification.    The Seller Parties shall jointly and severally indemnify the Company, its Subsidiaries, and Buyer and hold them harmless from and against (without duplication), any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date ("Pre-Closing Tax Period"), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation § 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing (other than, in each case, commodity or sales taxes in relation to current accounts payable and property, social security, unemployment, disability, payroll or employee or other withholding Taxes, in each case that are not in arrears (nor paid later than in past general practice) and were accrued in the ordinary course).

          (b)    Tax Periods Ending on or Before the Closing Date.    Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date. All such Tax Returns shall be prepared in accordance with past practice to the extent allowable by law insofar as they relate to the Company. Buyer shall provide Seller reasonable time to review and comment on each such Tax Return prior to filing. Buyer shall consider any such comments from Seller and shall discuss any disagreements with Seller in good faith. If Buyer then files the Tax Return without accepting one or more comments from Seller, Seller shall have up to 30 days after it becomes aware of such filing to submit a formal objection and request for arbitration under Section 9.11 below (in which case the arbitration shall address only the disputed Tax position and its impact on the obligations of the parties under this Agreement, as neither the Seller nor the arbitrator shall have the right to dictate any revision or amendment to any Tax Return). The Seller Parties shall reimburse Buyer and the Company for Taxes of Sellers and the Company with respect to such periods within fifteen (15) days prior to any payment by Buyer or the Company of such Taxes.

          (c)    Tax Periods Beginning Before and Ending After the Closing Date.    Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and its Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date ("Straddle Tax Returns"). Buyer shall provide Seller reasonable time to review and comment on each such Tax Return prior to filing. Buyer shall consider any such comments from Seller and shall discuss any disagreements with Seller in good faith. If Buyer then files the Tax Return without accepting one or more comments from Seller, Seller shall have up to 30 days after it becomes aware of such filing to submit a formal objection and request for arbitration under Section 9.11 below (in which case the arbitration shall address only the disputed Tax position and its impact on the obligations of the parties under this Agreement, as neither the Seller nor the arbitrator shall have the right to dictate any revision or amendment to any Tax Return). Any portion of any Tax (other than commodity or sales taxes in relation to current trade payables and social security, unemployment, disability, payroll or employee or other withholding Taxes, in each case that are not in arrears (nor paid later than in past general practice) and were accrued in the ordinary course) which must be paid in connection with the filing of a Straddle Tax Return, to the extent attributable to the portion of the period ending on or before the Closing Date, shall be referred to herein as "Pre-Closing Straddle Taxes." The Seller Parties shall pay to Buyer an amount equal to the Pre-Closing Straddle Taxes due with any Straddle Tax Returns at least ten (10) days before Buyer is required to cause to be paid the related Tax liability. Pre-Closing Straddle Taxes shall be calculated as though the taxable year of the Company terminated as of the close of business on the Closing Date; provided, however, that in the case of a tax not based on income, receipts, proceeds, profits or similar items, Pre-Closing Straddle Taxes shall be equal to the amount of tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period through the Closing Date and the denominator of which shall be the number of days in the taxable period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

          (d)    Cooperation on Tax Matters.    The parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 8.9 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include signing any Tax Return, amended Tax Returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller Parties further agree, upon request, to provide the other party with all information that either Party may be required to report pursuant to Code § 6043 and all Treasury Regulations promulgated thereunder. The Buyer shall control (and have the right to settle and resolve) all tax audits occurring after Closing with respect to the Company and its Subsidiaries, regardless of the periods under audit.

          (e)    Certain Taxes and Fees.    All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

          (f)    Tax-Sharing Agreements.    All tax-sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries, if any, shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

          (g)    Source of Payments.    In any case where the Seller or Seller Parties are required to pay any amount under this Section 8.9, such amounts shall be paid (and Buyer Parties shall have recourse) only (A) from the Escrow Funds (as defined in the Escrow Agreement) in the Escrow Account (as defined in the Escrow Agreement), and (B) by reducing amounts payable to CC Newco under the Consulting Agreement as contemplated by the Consulting Agreement.

 ARTICLE IX
MISCELLANEOUS

        9.1    Amendment and Waiver.    This Agreement may be amended only by a writing executed by all parties hereto. Any provision of this Agreement may be waived (i) in the case of a waiver by any Seller Party, only if such waiver is set forth in a writing executed by Seller, and (ii) in the case of a waiver by Buyer, only if such waiver is set forth in a writing executed by Buyer. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

        9.2    Notices.    All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered or sent by telecopy (with hard copy to follow), (ii) one business day following the day when deposited with a reputable and established overnight express courier (charges prepaid), or (iii) five days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to any Seller Party and Buyer shall be sent to the addresses indicated below:

    Notices to any Seller Party:

    Cameron Capital Investments Inc.
    330 Bay Street, Suite 312
    Toronto, ON M5H 2S2

    Telephone: (416) 304-0771
    Telecopy: (416) 868-9256

    with a copy to (which shall not constitute notice to any Seller Party):

    Blake, Cassels & Graydon LLP
    Box 25, Commerce Court West
    199 Bay Street
    Toronto, ON M5L 1A9
    Attention: David Toswell
    Telephone: (416) 863-4246
    Telecopy: (416) 863-2653

    Notices to Regis or Buyer:

    c/o Regis Corporation
    7201 Metro Boulevard
    Minneapolis, MN 55439
    Attention: Paul D. Finkelstein
    Telephone: (952) 947-7777
    Telecopy: (952) 947-7901

    with a copy to (which shall not constitute notice to Regis or Buyer):

    Regis Corporation
    7201 Metro Boulevard
    Minneapolis, MN 55439
    Attention: Eric A. Bakken
    Telephone: (952) 918-4755
    Telecopy: (952) 918-4770

        9.3    Successors and Assigns.    This Agreement and all of the covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective heirs, successors and assigns of the parties hereto whether so expressed or not; provided, that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by any Seller Party prior to or after the Closing without the prior written consent of Buyer. Buyer may assign its rights and obligations pursuant to this Agreement, in whole or in part, in connection with any disposition or transfer of all or any portion of the Company or any of its Subsidiaries or their respective businesses or assets in any form of transaction without the consent of any of the other parties hereto. Buyer and, following the Closing, the Company and its Subsidiaries may assign any or all of its rights pursuant to this Agreement, including its rights to indemnification, to any of their respective lenders as collateral security.

        9.4    Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        9.5    Interpretation.    The headings and captions used in this Agreement, in any Schedule or Exhibit hereto, in the table of contents or in any index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. The use of the word "including" (or definitions thereof) herein shall mean "including without limitation" and, unless the context otherwise required, "neither," "nor," "any," "either" and "or" shall not be exclusive. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

        9.6    No Third-Party Beneficiaries.    Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees and creditors of the Company and its Subsidiaries.

        9.7    Complete Agreement.    This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings whether written or oral, relating to such subject matter in any way.

        9.8    Counterparts.    This Agreement may be executed in one or more counterparts (including by means of telecopied or electronically transmitted signature pages), all of which taken together shall constitute one and the same instrument.

        9.9    Delivery by Facsimile.    This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

        9.10    Governing Law.    All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal law of the State of Minnesota without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Minnesota.

        9.11    Arbitration.    All disputes between the parties relating to (i) this Agreement; (ii) the transaction contemplated thereby; or (iii) negotiations leading up to execution of this Agreement shall be resolved by arbitration in Minneapolis, Minnesota, pursuant to the rules of the American Arbitration Association then in effect. The arbitrators shall have the power to award costs, including reasonable attorneys' fees, as they deem appropriate. Notwithstanding the foregoing, Buyer shall have the right to seek injunctive relief in a court of competent jurisdiction with respect to the Non-Competition Agreement.

        9.12    Name of the Company and CC1.    Within 15 days of the Closing, Buyer shall cause the Company and CC1 to change their name to a name that does not include the words "Cameron Capital" and shall cease use of the Cameron Capital name.

        9.13    Certain Existing Agreements.    The parties agree that, upon the consummation of the Closing, all of the following agreements shall be deemed terminated and of no further force or effect: Stockholders' Agreement dated as of May 19, 2006 between CC1, the Company and the Buyer; Put/Call Agreement dated as of May 19, 2006 between the Company, CC1 and the Buyer; and letter agreement dated May 19, 2006 among Buyer, Hair Club Group, Inc. and Cameron Capital Corporation regarding hair therapy arrangements (collectively, the "Existing Agreements"). Furthermore, the parties hereto hereby consent to the sale and purchase of the Shares pursuant to the terms and conditions of this Agreement pursuant to any provisions of the Existing Agreements that require any such consent.

        9.14    Schedules.    Nothing in any schedule attached hereto shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself. No exceptions to any representations or warranties disclosed on one schedule shall constitute an exception to any other representations or warranties made in this Agreement unless (i) the exception is disclosed as provided herein on each such other applicable schedule, or (ii) the applicability of such exception to such other schedule(s) is reasonably apparent on its face.

        IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

REGIS
REGIS CORPORATION
By:	/s/ Paul D. Finkelstein
Name:	Paul D. Finkelstein
Title:	Chairman of the Board of Directors, President and Chief Executive Officer

BUYER
TRADE SECRET, INC.
By:	/s/ Paul D. Finkelstein
Name:	Paul D. Finkelstein
Title:	Chairman of the Board of Directors, President and Chief Executive Officer
CAMERON CAPITAL INVESTMENTS INC.
By:	/s/ Steven K. Hudson
Name:	Steven K. Hudson
Title:	Chairman and Secretary
CAMERON CAPITAL INC.
By:	/s/ Steven K. Hudson
Name:	Steven K. Hudson
Title:	Chairman and Secretary
/s/ Stephen W. Powell Stephen W. Powell
MACKENZIE LIMITED PARTNERSHIP
By:	/s/ Duncan Robinson
Name:	Duncan Robinson
Title:	Executive Vice President
CAMERON CAPITAL CORPORATION
By:	/s/ Steven K. Hudson
Name:	Steven K. Hudson
Title:	Chairman and Secretary

QuickLinks

  Exhibit 10(z)
STOCK PURCHASE AGREEMENT
ARTICLE I CERTAIN DEFINITIONS
ARTICLE II PURCHASE AND SALE OF THE SHARES
ARTICLE III CONDITIONS TO CLOSING
ARTICLE IV COVENANTS PRIOR TO CLOSING
ARTICLE IV.1 ADDITIONAL COVENANTS
ARTICLE V REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY, ITS SUBSIDIARIES AND THE SELLER
ARTICLE V.1 REPRESENTATIONS AND WARRANTIES OF STEPHEN POWELL
ARTICLE V.2 REPRESENTATIONS AND WARRANTIES OF MACKENZIE LIMITED PARTNERSHIP
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF REGIS
ARTICLE VI.1 REPRESENTATIONS AND WARRANTIES RELATING TO THE BUYER
ARTICLE VII TERMINATION
ARTICLE VIII ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING
ARTICLE IX MISCELLANEOUS